[GRAPHIC OMITTED]




                                 EBANK.COM, INC.

                               1999 ANNUAL REPORT

LETTER TO OUR STOCKHOLDERS:

         On behalf of your board of directors, I am pleased to have this opportunity to report to you the performance of your company for the year ended 1999, as well as for the first half of 2000. As you know, we formed ebank.com to serve as a holding company for our federal savings bank subsidiary, which opened in August 1998. We spent the rest of 1998 and most of 1999 developing the bank under the principles on which traditional community banks are built, emphasizing personalized service and the banking needs of individuals and small businesses. We believe we have been successful in developing a solid, healthy bank, and that this success is reflected in our growth. By December 31, 1999, we had total assets of $52,063,370 and total deposits of $41,611,122. As of June 30, 2000, we had grown to $69,429,227 in total assets and $62,306,579 in total deposits.

         From the outset, however, we intended to enhance our delivery of our banking services through the use of state-of-the-art technology. In 1999 we took a number of steps in this regard. In April 1999, we announced our plans to launch our new Internet banking services. We also acquired the Internet domain name ebank.com and, to reflect the focus we were placing in our new strategies, we changed our corporate name to ebank.com, Inc. We launched our Internet banking services on June 30, 1999. On December 15, 1999, we also changed our bank's name from Commerce Bank to EBANK. By the end of 1999, we had developed a strong Internet banking platform from which to grow. Unfortunately, not all of the steps have been successful.

         In January 2000, we launched a comprehensive new business strategy, which included strategic alliances with several third parties and contemplated a rapid expansion of our Internet operations. Our strategy included an alliance with Talisman, Inc., the development of a points of presence network to provide financial services through our Web site, Internet-enabled ATMs, and "smart chip cards," and the formation of partnerships with community banks. Under our agreement with Talisman, Talisman granted us a license to use its Internet ATM technology in the United States, we granted Talisman a license to use our banking know-how, trademarks, business plans, and marketing materials outside the United States, and we exchanged equity interests in each other. We also agreed to enter into an outsourcing agreement pursuant to which Talisman would provide our core data processing services. Talisman reserved the right to rescind our entire transaction if we failed to enter into this outsourcing agreement.

         Like many other companies with significant Internet operations, we expected to grow rapidly, and we incurred a substantial amount of expenses in preparing and positioning ourselves for this growth. To fund our growth plans, we commenced a private offering in the first quarter of 2000. As many other companies also discovered, market conditions turned adverse for raising capital for Internet-related companies, and we were forced to terminate our offering without raising any capital. Consequently, we did not have the capital necessary to execute our comprehensive new business strategy, and we began to terminate the agreements and relationships we had entered into in connection with this strategy. In July 2000, Talisman exercised its right to terminate its agreements with us, including the license transfers and the share issuances. In July 2000, we restructured our senior management team, which included the elimination of some senior level positions to reduce costs at the holding company level.

         We are disappointed we were not able to execute our comprehensive new business strategy. However, we were never a dot.com company with an Internet-only strategy. We started by establishing a healthy traditional banking business with strong asset and deposit growth. We believe we made the right, and realistic, decision to restructure and reposition the company when the capital market conditions turned adverse. We plan to continue building our core banking business at the regional level, while developing strategies to cost-efficiently attract those customers nationwide who prefer to do their banking on the Internet. We have now eliminated most of the ongoing expenses related to our former business strategy by terminating many of our strategic alliances, canceling advertising and other contracts related to our former strategy, and laying off a number of employees, including members of senior management.

         In August 2000, we obtained a $2.5 million line of credit, guaranteed by our directors, to pay expenses related to our former business strategy and to support the development of a new strategy. We are in the process of revising our business strategy to emphasize our traditional banking business and continue our focus on small businesses, including through the establishment of ebank.com centers. We also intend to develop cost-effective strategies that use the Internet as one of our delivery channels. To do this, we must continue to be innovative and focused on our long-term vision and the right business strategies, while maintaining strong operational and financial controls. Implementing effective cost reduction measures will allow us to allocate resources to the areas with the greatest potential for achieving our objective to provide quality banking products and services to existing and potential customers, whether its through our brick and mortar facilities or the Internet.

         We have also appointed James L. Box, an experienced financial services executive, as our new Chief Executive Officer and Chief Financial Officer. During his 30 years in the financial services industry, Mr. Box has also held several senior level banking positions at Georgia Federal Bank, First Union National Bank and First Georgia Bank, where his career was centered in finance and operations. Most recently, Mr. Box served as President of Ashford Investment Group, a financial services consulting firm he founded in 1997, where he provided corporate development services to such clients as Vestcom International, Novus Systems, Inc., Bell & Howell, Lason and F.Y.I Inc.

         As we position the bank for the future, we have several strengths to build upon. The bank remains on a solid course and continues to be run by its president, Lou Douglass. We are extremely pleased with the growth and the quality of our assets. We have outstanding employees who are dedicated to the success and growth of the bank. Our customer base continues to expand and we have had excellent growth in deposits. Our on-line bank is state-of-the-art and has been a great success. We continue to attract customers nationwide.

         We want to thank you our shareholders, as well as our employees, our loyal customers, associates and Board of Directors for your support and confidence over the past year.

   Gary M. Bremer           James L. Box               Louis J. Douglass, III
   Chairman of the Board    Chief Executive Officer    President
   ebank.com, Inc.          ebank.com, Inc.            ebank

                                TABLE OF CONTENTS

                                                                           PAGE

Strategy and Business........................................................4
Management's Discussion and Analysis of Financial Condition and
        Results of Operations................................................8
Management...................................................................26
Price Range of Common Stock..................................................27
Dividend Policy..............................................................28
Financial Statements.........................................................F-1

                              STRATEGY AND BUSINESS

         Ebank.com, Inc., a Georgia corporation, is the holding company for Ebank, a federal savings bank. We provide banking and other financial services to small business and retail customers via the Internet and through our offices in Atlanta, Georgia and Charlotte, North Carolina. We opened for business in August 1998 in one location in suburban Atlanta, Georgia as a traditional community bank. In April 1999, we acquired the Internet domain name Ebank.com, and on June 30, 1999, we commenced Internet banking services. We are in the process of revising our business strategy to emphasize our traditional banking business and to develop cost-effective strategies utilizing the Internet as one of our delivery channels. Our new strategy will also include the establishment of ebank.com centers.

                                    STRATEGY

EXPANSION OF THE INTERNET PRESENCE OF OUR WEB SITE

         Our Internet strategy is designed to increase awareness and use of our fully functional financial services Web site located at www.ebank.com. In addition to focusing on the retail customer, we are focusing on the underserved small business customer by offering many small business and retail financial products and services. Some of the products and services we currently offer include sweep accounts, electronic bill payment, payroll services, and money market and other deposit products.

         Customers can access Ebank.com through any Internet service provider by means of an acceptable secure Web browser. In doing so, customers can apply for loans, review account activity, enter transactions into an online account, pay bills electronically, receive statements by mail, and print bank statement reports from any personal computer with a secure Web browser, regardless of its location. To open a new account, the customer completes the online enrollment form on our Web site, prints the signature card, signs it, and mails it to us. Customers can make deposits into an open account at Ebank through direct deposit programs, by transferring funds between Ebank accounts, by wire transfer, or by mail. Customers can also make withdrawals and have access to their accounts at ATMs that are affiliated with the Cirrus, Honor, and Avail networks.

ESTABLISHMENT OF EBANK.COM CENTERS

         We believe that we can meet the needs of small businesses efficiently and effectively by establishing low cost Ebank.com centers in selected markets and providing locally oriented personalized banking services to small businesses through these centers. There are three parts of our Ebank.com center strategy:

o We will specialize in lending to small businesses, including professionals, such as physicians and attorneys, service companies, manufacturing companies, and commercial real estate developers. We believe the consolidation in the banking industry has disrupted small business customer relationships because the larger financial institutions increasingly focus on larger corporate customers, standardized loans, and standardized deposit products and services. Generally, these products and services are offered through less personalized delivery channels. We believe we have an opportunity to fill the need for higher quality and more personalized services to small businesses.

o Our Ebank.com centers will serve as low cost loan production offices rather than as branches accepting deposits, so we will avoid the high cost of operating typical "bricks and mortar" branches. We will attempt to locate our Ebank.com centers in leased space in office parks, and we will equip each center with state-of-the-art communication devices. Our centers will not require in-house teller equipment, large vaults, back office operations, or other capital-intensive equipment required for branches accepting deposits. Each center will benefit from the operational support provided by our Atlanta headquarters to perform account processing, loan accounting, loan support, network administration, and other functions.

o We will recruit high volume, customer relationship-oriented commercial lenders to serve as the city executives of our Ebank.com centers. We intend to provide these lenders with an opportunity to move their loan portfolios to Ebank.com, where they will be able to provide their customers with the personalized banking services that community banks are known to offer to small businesses.

         In July 2000, we opened our first ebank.com center in Charlotte, North Carolina. We plan to open two additional ebank.com centers in Atlanta in 2001. We also intend to open additional ebank.com centers during 2001, but we have not yet determined the locations.

                                   OPERATIONS

PRODUCTS AND SERVICES

         We provide a broad array of financial products and services to our small business and retail customers, including checking accounts, money markets, CDs, sweep accounts, ATM cards, home loans, commercial loans, credit cards, bill payment services, and human resource services. We provide small businesses with the same types of products and services that large banks have traditionally offered only to their biggest customers. Some of our signature products and services include the following:

         CURRENT PRODUCTS & SERVICES

o             ESWEEP ACCOUNT - A sophisticated money management tool, our ESweep
              (sm) account links a commercial checking account with an investment account, optimizing returns on working capital by investing idle funds until the moment needed to cover disbursements.

o HUMAN RESOURCE SERVICES - We offer human resource services through ADP, including Internet payroll processing, tax filing services, and 401(k) and IRA services.

o EQUIPMENT LEASING - We have an agreement to offer competitive business equipment leasing on a nationwide basis through GoRate.com. Through this service, our customers have access to GoRate.com's online lease quote and application system.

o ATM CARDS - Each customer automatically receives a free ATM card when he or she opens an account. Customers can access their accounts at ATMs affiliated with the Cirrus, Honor, and Avail networks. We currently do not charge any ATM fees. In addition, although the operator of the ATM generally imposes fees, we currently reimburse these fees to our customers for their first six ATM usages each month.

o ONLINE ACCOUNT STATEMENTS - Customers can track the activity in their accounts directly through the Internet at any time, obtaining account balances and transaction history, transferring funds between various accounts, and even downloading account statements.

SECURITY

         The security of our Internet banking applications is of utmost importance, and we are committed to providing the highest precautions appropriate to ensure that our customer information is safeguarded. We regularly evaluate the latest changes in Internet banking system security to ensure that our security measures meet the highest standards of security.

         We address our system security at three levels. First, our primary concern is to ensure the security of customer information as it is sent from the customer's personal computer to our Web server. Second, we have taken steps to ensure the security of the environment in which our Internet banking server and customer information database reside. Third, we have implemented Internet security measures to prevent unauthorized users from logging in to the online banking section of our Web site.

         We use a combination of proprietary and industry standard security measures to protect customers' assets. Customers are assigned unique account numbers, user identifications, and passwords that must be used each time they log on to the system. We rely on encryption and authentication technology, including public key cryptography technology, to provide the security and authentication necessary to effect the secure exchange of information. Telephone transactions are secured through a personal identification number -- the same technology used in ATMs.

         To ensure reliable access to Ebank.com, we have implemented a redundant network and a server "mirroring" to reduce any service outage due to hardware failures or software bugs to no more than a few minutes. "Mirroring" creates a continuous backup of all data and is stored in two physical locations for assurance of customer access reliability. In the event of an interrupted access over the Internet, a customer will continue to have access to their funds through several means, including ATM/debit cards, our Ebank.com centers, and paper checks. We monitor all Internet and network traffic to our Web site and have the ability to detect and disarm unwanted entries. We also retain records of and review this traffic history, as well as a transactional log of our customer transactions, to assist us in maintaining a proactive approach to our security needs.

         We restrict access to our computer operations areas to only those employees with proper identification, and we have installed dual password protection to the computer consoles. We contracted the services of an independent security consulting company to provide vulnerability testing on both our internal and external network structure, as well as enhanced Internet penetration testing. The effectiveness of the results from these audits have been substantiated through the use of the leading Internet/network vulnerability detection tools available from Internet Security Systems.

                              INTELLECTUAL PROPERTY

         Our corporate name is "ebank.com, Inc.," and we operate our subsidiary bank, "ebank," under a thrift charter granted to us by the Office of Thrift Supervision. We own the domain name "ebank.com," which is registered with Network Solutions. We also own approximately 102 top level domain names and country-code level domain names, and we have filed trademark applications for the name "ebank.com" or "ebank" in approximately 90 countries. However, we do not have a federal trademark to the name "ebank" in the United States. Further, we have received notice from Huntington Bancshares Incorporated asserting that it has superior trademark rights in the name "E - BANK."

         On June 30, 1999 we filed an action in the United States District Court for the Northern District of Georgia, asking for a declaratory judgment that we have the right to use "ebank.com" as a trademark for Internet banking services despite Huntington's federal registration of the term "E - BANK." Rather than answering our complaint, Huntington filed suit against us on August 10, 1999 in the United States District Court for the Eastern District of Ohio, alleging trademark infringement over our use of the name "ebank.com." In the Ohio action, Huntington is seeking an injunction against our use of the name "ebank.com" and "ebank," as well as treble damages and all profits realized by us by reason of our use of the name "ebank." Huntington has submitted a motion to dismiss the Georgia action, and we have submitted a motion to dismiss the Ohio action, in each case on the grounds of lack of jurisdiction. On March 29, 2000, the district court in the Georgia action granted

Huntington's motion to dismiss on the grounds that the court did not have jurisdiction over Huntington. Currently, there are substantive and procedural motions to dismiss Huntington's claims against us in Ohio. Those motions to dismiss are fully briefed and are ripe for ruling. Discovery is underway in the Ohio action and the parties have produced documents and responded to written interrogatories.

         Although we intend to vigorously defend our rights to the name "ebank.com," we cannot predict the outcome of this litigation. Although we do not expect this, in the worst case we could be required to change our name, change our subsidiary bank name, and choose a new domain name from which to host our Internet operations. We also could be required to pay damages, which could even include the actual amount of damages sustained by Huntington, multiplied by three, plus all profits we realize through the use of the name "ebank," and even punitive damages.

                                    EMPLOYEES

         As of September 5, 2000, we had 38 full-time employees. None of our employees are covered by a collective bargaining agreement. We consider our relationship with our employees to be good.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

         We were incorporated in August 1997 for the purpose of forming and operating Ebank, originally known as Commerce Bank, a federal savings bank. We completed our initial public offering in July 1998, raising $14.7 million, with net proceeds after offering expenses of $13.7 million, and we obtained final FDIC and Office of Thrift Supervision approvals to open Ebank in August 1998. Ebank opened for business on August 17, 1998. Initially, we operated Ebank as a traditional community bank, emphasizing personalized service and the banking needs of individuals and small businesses. From the outset, however, we intended to enhance our delivery of these services through the use of state-of-the-art technology. We also planned to capitalize on the flexibility provided by our thrift charter to pursue strategic opportunities in related areas of commerce.

         We incurred significant operating and marketing expenses launching our initial business strategy, which focused on becoming a leading Internet-based provider of and portal for financial products and services. To fund our aggressive plans for growth, we commenced a private offering in the first quarter of 2000. However, due to adverse market conditions, we were forced to suspend the offering and reevaluate certain business strategies. One strategy that we were forced to reevaluate was our intended alliance with Talisman, Inc. Under our agreement with Talisman, Talisman granted us a license to use its Internet ATM technology in the United States, we granted Talisman a license to use our banking know-how, trademarks, business plans, and marketing materials outside the United States, and we exchanged equity interests in each other. We also agreed to enter into an outsourcing agreement pursuant to which Talisman would provide our core data processing services. Talisman reserved the right to rescind our entire transaction if we failed to enter into this outsourcing agreement. Due to the impact of our suspended offering, we did not enter into the outsourcing agreement and, in July 2000, Talisman exercised its right to terminate its agreements with us, including the license transfers and the share issuances.

         In July 2000, we announced the restructuring of management, which included the elimination of some senior level positions to reduce costs at the holding company level. Although we will continue to pursue opportunities to grow our core business by utilizing the Internet as a delivery channel, we have revised our business strategy to emphasize our traditional banking business and to focus on the small business customer. The following discussion focuses primarily on our operations through December 31, 1999. However, due to the timing of this report, we have also included a discussion of our financial condition and results for the six months ended June 30, 2000. We have omitted information from our discussion for the period from our inception, August 22, 1997 through December 31, 1997, because we did not commence operations until August 17, 1998, and this information would not be meaningful. The following discussion should be read with these points in mind.

ANALYSIS OF THE FISCAL YEARS ENDED DECEMBER 31, 1998 AND 1999 AND THE SIX MONTHS ENDED JUNE 30, 2000

         During the year ended December 31, 1999, our assets grew from $25,499,836 to $52,063,370. Primarily due to our increased asset base, our interest income, net of interest expense, grew from $467,545 for the year ended December 31, 1998 to $1,909,209 for the year ended December 31, 1999. Our provision for loan losses increased from $165,000 for the year ended December 31, 1998 to $565,000 for the year ended December 31, 1999. Thus, after deductions for interest expense and provision for loan losses, our net interest income grew from $302,545 for the year ended December 31, 1998 to $1,344,209 for the year ended December 31, 1999. Additionally, noninterest income grew from less than $1,000 for the year ended December 31, 1998 to $279,994 for the year ended December 31, 1999. These gains were offset by an increase in noninterest expense from $1,259,299 for the year ended December 31, 1998 to $4,301,897 for the year ended December 31, 1999, which resulted in a net loss of $2,677,694, a loss of $1.82 per share, for the year ended December 31, 1999, as opposed to a net loss of $1,041,018, a loss of $1.48 per share, for the year ended December 31, 1998.

         At December 31, 1999, our assets consisted primarily of federal funds sold of $620,000, other investments of $213,000, net loans of $47,867,286, property at cost less accumulated depreciation of $1,498,568, cash and due from banks of $152,889, accrued interest receivable of $185,572, and other assets totaling $531,345. Our liabilities at December 31, 1999 were $42,121,727, consisting of deposits of $41,611,122 and accrued expenses and other liabilities of $510,605. Our shareholders' equity totaled $9,941,643 at December 31, 1999.

         During the six months ended June 30, 2000, our assets grew from $52,063,000 to $69,429,000. Our interest income, net of interest expense, for the six months ended June 30, 2000 was $1,352,131 and our provision for loan losses during the same period was $114,000. Thus, after deductions for interest expense and provision for loan losses, our net interest income for the six months ended June 30, 2000 was $1,238,131. Our income was offset by noninterest expense of $5,681,649, which resulted in a net loss of $4,395,312, a loss of $2.81 per share, for the six months ended June 30, 2000.

         At June 30, 2000, our assets consisted primarily of federal funds sold of $9,220,000, other investments of $163,053, net loans of $54,220,430, property at cost less accumulated depreciation of $2,246,855, cash and due from banks of $2,171,789, investment in Talisman Technologies, Inc. of $665,932, and other assets totaling $268,193. Our liabilities at June 30, 2000, were $63,267,813, consisting of deposits of $62,306,579 and accrued expenses and other liabilities of $961,234. Our shareholders' equity totaled $6,161,414 at June 30, 2000. As noted above, in July 2000 our transactions with Talisman were rescheduled, including our investments in each other.

RESULTS OF OPERATIONS

         NET INCOME. We completed our first full year of operations in 1999. We incurred a loss of $2,678,000, or $1.82 per share for the year ended December 31, 1999. We earned $1,909,000 in net interest income and $280,000 in noninterest income for the year, but these amounts were offset by noninterest expense of $4,302,000, and a provision for possible loan losses of $565,000.

         Our net loss for the year ended December 31, 1998 was $(1,041,000), or $(1.48) per share. We earned net interest income of $467,000 for the period, but this amount was offset by noninterest expense of $1,259,000, and a provision for possible loan losses of $165,000. Our net loss included approximately $503,000 in pre-opening expenses we incurred in preparing the bank for opening. The pre-opening expenses also included $85,000 in organizational costs we expensed due to a change in an accounting principle for organizational costs. We had deferred these costs at December 31, 1997. The loss also includes $646,000 in salaries and employee benefit expenses, as we became fully staffed in early August 1998 for training in preparation of the bank's opening on August 17, 1998.

         We had a net loss of $2,844,752 or $1.74 per share for the three-month period ending June 30, 2000, compared to a net loss of $414,326 or $.28 per share for the three-month period ending June 30, 1999.

         NET INTEREST INCOME. Our primary source of revenue is net interest income, which is the difference between income on interest-earning assets and expense on interest-bearing liabilities. Our net interest income was $1,909,000 for the year ended December 31, 1999. Net interest spread, the difference between the yield we earn on interest-earning assets and the rate we pay on interest-bearing liabilities, was 3.09% for the year ended December 31, 1999. Our net interest margin, which is net interest income divided by average interest-earning assets, was 4.63% for the year ended December 31, 1999. Average loans comprised 72.0% of our average earning assets in 1999.

         Our net interest income totaled $467,000 for the year ended December 31, 1998, which included operations beginning on August 17, 1998, the date we opened the bank. Our net interest spread was 1.05% and our net interest margin was 5.09% for the year ended December 31, 1998.

         Net interest income for the three month period ending June 30, 2000 totaled $662,269. This income is primarily due to an increase in earning assets, including primarily the increase in average loans of $26.4 million, offset somewhat by the reduction in average investment securities of $3.5 million, respectively.

         Since loans often provide a higher yield than other types of earning assets, in the long term we intend to increase our loan portfolio as a percentage of our total earning assets. In the short term, however, we anticipate that the amount of deposits we generate through our Internet strategy will exceed the amount of loans we will originate through our Ebank.com centers. In this event, we would invest the excess funds in investment securities or loans we purchase from other banks.

         AVERAGE BALANCES, INCOME AND EXPENSES, AND RATES. The following table depicts, for the periods indicated, information related to our average balance sheet. The average yields on assets and average costs of liabilities represent the annualized rates for December 31, 1999 and 1998. We derived these yields by dividing income or expense by the average balance of the corresponding assets or liabilities. We derived average balances from daily averages. We had only one nonaccrual loan totaling $93,000 during these periods.

                                      AVERAGE BALANCES, INCOME AND EXPENSES, AND RATES

                                                        YEAR ENDED DECEMBER 31,                YEAR ENDED DECEMBER 31,
                                                                 1999                                    1998
                                                ----------------------------------------  -----------------------------------
                                                       AVERAGE     INCOME/    YIELD/            AVERAGE    INCOME/    YIELD/
                                                       BALANCE     EXPENSE     RATE             BALANCE    EXPENSE      RATE
                                                ----------------------------------------  -----------------------------------
ASSETS                                                                       (DOLLARS IN THOUSANDS)
Interest Earning assets:
   Loans..................................      $      29,713  $     2,823      9.50%     $     2,114   $     207     9.82%
   Investment securities..................              5,000          249      4.97              923          47     5.04
   Federal funds sold.....................              6,551          318      4.85            6,140         323     5.27
                                                -------------  ----------- ---------      -----------   ---------  -------
        Total interest earning assets                  41,264        3,390      8.22            9,177         577     6.29
   Other assets...........................              2,080                                     624
                                                -------------                             -----------
     Total assets.........................      $      43,344                             $     9,801
                                                =============                             ===========

LIABILITIES

   Interest-bearing liabilities:
   Interest-bearing transaction accounts..      $       1,225           34      2.81%     $     1,963          99     4.99%
   Money market accounts..................             14,326          724      5.05              --           --       --
   Savings deposits.......................                 24            1      2.36              --           --       --
   Time deposits..........................             13,030          701      5.38              --           --       --
   Other short-term borrowing.............                246           21      8.39              140          12     8.67
                                                -------------  ----------- ---------      -----------   ---------  -------
   Total interest-bearing liabilities.....             28,851        1,481       5.13           2,103         110      5.24
   Noninterest-bearing deposits...........              3,048                                     337
   Other liabilities......................                398                                     170
   Shareholders' equity...................             11,047                                   7,191
                                                -------------                             -----------
   Total liabilities and shareholders'equity    $      43,344                             $     9,801
                                                =============                             ===========
                                                                           ----------
   Net interest spread....................                                      3.09%                                 1.05%
                                                               ----------- ==========                   ---------  ========
   Net interest income/margin.............                     $     1,909      4.63%                   $     467     5.09%
                                                               =========== ==========                   =========  ========


         The following represents, in a tabular form, the main components of interest-earning assets and interest-bearing liabilities for the six months ended June 30, 2000:

                                           Average
                                           Balance                    Expenses                          Rate
                                           -------                    --------                          ----
Interest Earning Assets:
  Federal funds sold                  $     2,659,020            $       77,020                          5.79%
  Investment securities                       154,595                     5,001                          6.47%
  Loans                                    50,936,006                 2,551,072                         10.02%
                                      ---------------            --------------                    -----------

     Total interest earning assets    $    53,749,621            $    2,633,093                          9.80%
                                      ===============            ==============                    ===========

 Deposits                             $    49,015,676            $    1,280,962                          5.23%
                                      ===============            ==============                    ===========

 Net interest income                                             $    1,352,131                          4.57%
                                                                 ==============                    ===========

 Net yield on earning assets                                                                             5.03%
                                                                                                   ===========

          INTEREST RATE SENSITIVITY. A significant portion of our assets and liabilities are monetary in nature, and consequently they are very sensitive to changes in interest rates. This interest rate risk is our primary market risk exposure, and it can have a significant effect on our net interest income and cash flows. We review our exposure to market risk on a regular basis, and we manage the pricing and maturity of our assets and liabilities to diminish the potential adverse impact that changes in interest rates could have on our net interest income.

          One monitoring technique we employ is the measurement of our interest rate sensitivity "gap," which is the difference between the amount of interest-earning assets and interest-bearing liabilities that mature or may reprice within a given period of time. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities, and it is considered negative when the amount of interest-rate sensitive liabilities exceeds the amount of interest-rate sensitive assets. We generally would benefit from increasing market interest rates when we have an asset-sensitive, or a positive, interest rate gap and we would generally benefit from decreasing market interest rates when we have liability-sensitive, or a negative, interest rate gap. When measured on a "gap" basis, we are liability-sensitive over the cumulative one-year time frame as of December 31, 1999. However, gap analysis is not a precise indicator of our interest sensitivity position. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but we believe those rates are significantly less interest-sensitive than market-based rates such as those paid on non-core deposits.

          Net interest income is also affected by other significant factors, including changes in the volume and mix of interest-earning assets and interest-bearing liabilities. We perform asset/liability modeling to assess the impact of varying interest rates and the impact that balance sheet mix assumptions will have on net interest income. We attempt to manage interest rate sensitivity by repricing assets or liabilities, selling securities available-for-sale, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities that reprice in the same time interval helps us to hedge risks and minimize the impact on net interest income of rising or falling interest rates. We evaluate interest sensitivity risk and then formulate guidelines regarding asset generation and repricing, funding sources and pricing, and off-balance sheet commitments in order to decrease interest rate sensitivity risk.

         We anticipate that a large portion of our deposits will be obtained over the Internet, and that these deposits will be generally more susceptible to withdrawal by depositors who are particularly rate-sensitive. To manage the interest rate risk associated with these deposits, we have implemented the following strategies:

o We will attempt to minimize the amount of long-term, fixed rate residential mortgages that we hold in our loan portfolio;

o We will price our loans to encourage borrowing at variable interest rates and, when necessary, we will price fixed rate commercial loans so that we obtain favorable pricing on the loans in exchange for providing a fixed rate; and

o We will maintain a short duration in our investment portfolio to lower the average maturity of our assets to more closely match the average maturity of our liabilities.

         The following tables summarize the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1999 and 1998 that are expected to mature, prepay, or reprice in each of the future time periods shown. Except as stated in the following tables, the amount of assets or liabilities that mature or reprice during a particular period was determined in accordance with the contractual terms of the asset or liability. Adjustable rate loans are included in the period in which interest rates are next scheduled adjust rather than in the period in which they are due, and fixed rate loans are included in the periods in which they are anticipated to be repaid based on scheduled maturities. The bank's savings accounts and interest-bearing demand accounts (NOW and money market deposit accounts), which are generally subject to immediate withdrawal, are included in the "Three Months or Less" category, although historical experience has proven these deposits to be more stable over the course of a year.

INTEREST RATE SENSITIVITY ANALYSIS

                                                                         DECEMBER 31, 1999
                                         -----------------------------------------------------------------------------------

                                                            AFTER THREE BUT       AFTER ONE       AFTER FIVE
                                            WITHIN           WITHIN TWELVE       BUT WITHIN        YEARS OR
                                         THREE MONTHS           MONTHS           FIVE YEARS      NONSENSITIVE      TOTAL
                                         --------------    ------------------    ------------    --------------  -----------

                                                                          (DOLLARS IN THOUSANDS)

ASSETS
Interest-earning assets:
   Loans............................     $     25,790      $      2,971          $   14,018      $   5,885       $  48,664
   Investment securities............              995                --                  --            213           1,208
   Federal funds sold ..............              620                --                  --             --             620
                                         ------------      ------------          ----------      ---------       ---------
     Total interest-earning assets..     $     27,405      $      2,971          $   14,018      $   6,098       $  50,492
                                         ============      ============          ==========      =========       =========

LIABILITIES
 Interest-bearing liabilities:
 Interest-bearing deposits

   Money market and NOW
     accounts.......................     $     14,154      $         --          $       --      $      --        $ 14,154
   Savings deposits.................
                                                   21                --                  --             --              21
   Time deposits....................              425            20,731               2,361             --          23,517
                                         ------------      ------------          ----------      ---------       ---------
     Total interest-bearing deposits           14,600            20,731               2,361                         37,692
   Other short-term borrowings......              240                --                  --             --             240
                                         ------------      ------------          ----------      ---------       ---------
     Total interest-bearing liabilities  $     14,840      $     20,731          $    2,361      $               $  37,932
                                         ============      ============          ==========      =========       =========

 Interest rate sensitivity gap per
   Period...........................     $     12,565      $    (17,760)         $   11,657      $   6,098       $  12,560
                                         ============      =============         ==========      =========       =========
 Cumulative interest rate sensitivity
   Gap..............................     $     12,565      $     (5,195)         $    6,462      $  12,560       $  12,560
                                         ============      =============         ==========      =========       =========
Ratio of interest sensitivity gap to
   total earning assets.............            24.88%           (35.17)%             23.09%         12.08%
Ratio of cumulative gap to total
  earning assets....................            24.88%           (10.29)%             12.80%         24.88%




                                                                         DECEMBER 31, 1998

                                         -----------------------------------------------------------------------------------

                                                            AFTER THREE BUT       AFTER ONE      AFTER FIVE
                                             WITHIN             WITHIN           BUT WITHIN       YEARS OR
                                          THREE MONTHS       TWELVE MONTHS       FIVE YEARS     NONSENSITIVE       TOTAL
                                         ---------------   ------------------    ------------  ----------------  -----------

                                                                       (DOLLARS IN THOUSANDS)


ASSETS
 Interest-earning assets
   Loans............................     $      5,122      $        763          $    2,822      $   1,699       $  10,406
   Investment securities............            3,986                --                  --            176           4,162
   Federal funds sold ..............            9,320                --                  --             --           9,320
                                         ------------      ------------          ----------      ---------       ---------
     Total interest-earning assets..     $     18,428      $        763          $    2,822      $   1,875       $  23,888
                                         ============      ============          ==========      =========       =========

LIABILITIES
 Interest-bearing liabilities
 Interest-bearing deposits
   Money market and NOW
     accounts.......................     $      5,210      $         --          $       --      $      --       $   5,210
   Savings deposits.................               19                --                  --             --              19
   Time deposits....................               50             6,318                 178             --           6,546
                                         ------------      ------------          ----------      ---------       ---------
     Total interest-bearing deposits            5,279             6,318                 178             --          11,775
   Other short-term borrowings                     --                --                  --             --              --
                                         ------------      ------------          ----------      ---------       ---------
     Total interest-bearing liabilities  $      5,279      $      6,318          $      178      $      --       $  11,775
                                         ============      ============          ==========      =========       =========

 Interest rate sensitivity gap per
   period...........................     $     13,149      $     (5,555)         $    2,644      $   1,875       $  12,113
                                         ============      =============         ==========      =========       =========
 Cumulative interest rate sensitivity
   gap..............................     $     13,149      $      7,594          $   10,238      $  12,113       $  12,113
                                         ============      ============          ==========      =========       =========
Ratio of interest sensitivity gap to
   total earning assets.............            55.04%           (23.25)%             11.07%          7.85%
Ratio of cumulative gap to total
   earning assets...................            55.04%            31.79%              42.86%         50.71%



         The table below shows the interest rate sensitivity of our assets and liabilities as of June 30, 2000:

                                                         AFTER THREE
                                            WITHIN        BUT WITHIN         AFTER ONE
                                            THREE           TWELVE          BUT WITHIN    AFTER FIVE
                                            MONTHS          MONTHS          FIVE YEARS      YEARS           TOTAL
                                         -------------  ---------------    ------------- --------------  ----------
                                                                    (DOLLARS IN THOUSANDS)


 Interest-earning assets:
   Federal funds sold                    $    9,220      $       --         $        --   $       --    $     9,220
   Other  securities                             66              --                  --           --             66
   Loans                                     27,842           5,827              17,846        3,550         55,065
                                         ----------      ----------         -----------  -----------    -----------
 Total earning assets                    $   37,128      $    5,827         $    17,846   $    3,550    $    64,351
                                         ==========      ==========         ===========   ==========    ===========

 Interest-bearing liabilities:
   Money market, savings and NOW         $   13,143      $       --         $        --   $       --    $    13,143
   time deposits                              6,962          34,187               2,412           --         43,561
                                         ----------      ----------         -----------  -----------    -----------
 Total interest-bearing liabilities      $   20,105      $   34,187         $     2,412   $       --    $    56,704
                                         ==========      ==========         ===========   ==========    ===========

 Interest-sensitivity gap                $   17,023      $  (28,360)        $    15,434   $    3,550    $     7,647
                                         ==========      ===========        ===========   ==========    ===========

 Cumulative interest-sensitivity gap     $   17,023      $  (11,337)        $     4,097   $    7,647    $     7,647
                                         ==========      ===========        ===========   ==========    ===========

 Ratio of interest-sensitivity gap to
   total earning assets                       26.45%         (44.07)%            23.98%        5.52%

 Ratio of cumulative
   interest-sensitivity gap to total
   earning assets                             26.45%         (17.62)%             6.37%       11.88%

         As evidenced by the table above, at June 30, 2000 we were cumulatively liability-sensitive at one year. However, our gap analysis is not a precise indicator of our interest sensitivity position. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. Net interest income may be affected by other significant factors in a given interest rate environment, including changes in the volume and mix of earning assets and interest-bearing liabilities.

         RATE/VOLUME ANALYSIS OF NET INTEREST INCOME. The following table reflects the effect on interest income, interest expense, and net interest income, in the periods indicated, of changes in average balance and rate from the corresponding prior period. We have determined the effect of a change in average balance by applying the average rate in the earlier period to the change in average balance in the later period, as compared with the earlier period. We have included changes resulting from average balance/rate variances in changes resulting from rate. The balance of the change in interest income or expense and net interest income is attributed to a change in average rate.


                                                             YEAR ENDED DECEMBER 31, 1999
                                                      AS COMPARED TO THE YEAR ENDED DECEMBER 1998
                                                  ----------------------------------------------------

                                                    NET INCREASE       INCREASE         INCREASE
                                                     (DECREASE)       (DECREASE)       (DECREASE)

                                                                        DUE TO RATE DUE TO VOLUME
                                                  ----------------------------------------------------
                                                                        (DOLLARS IN THOUSANDS)

ASSETS
Interest earning assets
   Loans......................................    $       2,616     $       (93)    $      2,709
   Investment securities......................              (75)            (15)             (60)
   Federal funds sold.........................              271             (12)             283
                                                  -------------     ------------    ------------
      Total interest income...................            2,812            (120)           2,932
                                                  -------------     ------------    ------------

Interest-bearing liabilities--deposits.........           1,362             (32)           1,330
Short-term borrowing..........................                9              --                9
                                                  -------------     -----------     ------------
     Total interest expense...................            1,371             (32)           1,339
                                                  -------------     ------------    ------------

Change in net interest income.................    $       1,441     $      (152)    $      1,593
                                                  =============     ============    ============

         PROVISION AND ALLOWANCE FOR LOAN LOSSES. We have established an allowance for loan losses through a provision for loan losses charged to expense. The allowance represents an amount which we believe will be adequate to absorb probable losses on existing loans that may become uncollectible. Our judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans, including consideration of such factors as the balance of impaired loans, changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower's ability to pay, overall portfolio quality, and a review of specific problem loans. We adjust the amount of the allowance periodically based on changing circumstances. Recognized losses are charged to the allowance for loan losses, while subsequent recoveries are added to the allowance. A loan is impaired when it is probable that we will be unable to collect all principal and interest payments due in accordance with the terms of the loan agreement. Individually identified impaired loans are measured based on the present value of expected payments, using the contractual loan rate as the discount rate. Alternatively, measurement may be based on observable market prices, or, for loans that are solely dependent on the collateral for repayment, the fair value of the collateral. If the recorded investment in the impaired loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. Changes to the valuation allowance are recorded as a component of the provision for loan losses.

         In addition, regulatory agencies, as an integral part of their examination process, periodically review our allowance for loan losses, and they may require us to record additions to the allowance based on their review of information available to them at the time of their examinations.

         At December 31, 1999, our allowance for loan losses amounted to $730,000, or 1.50% of outstanding loans. At December 31, 1998, our allowance for loan losses amounted to $165,000, representing 1.59% of outstanding loans. Our provision for loan losses for the years ended December 31, 1999 and 1998 was $565,000 and $165,000, respectively.

         Our provision for loan losses for the three and six months ended June 30, 2000 was $56,000 and $114,000, respectively. Consequently, at June 30, 2000, the allowance had grown to $844,000, representing 1.53% of outstanding loans.

         We discontinue accrual of interest on a loan when we conclude it is doubtful that we will be able to collect interest from the borrower. We reach this conclusion based on the borrower's financial condition, economic and business conditions, and the results of our previous collection efforts. Generally, we will place a delinquent loan in nonaccrual status when the loan becomes 90 days or more past due. When we place a loan in nonaccrual status, we reverse all interest which has been accrued on the loan but remains unpaid and we deduct this interest from earnings as a reduction of reported interest income. We do not accrue any additional interest on the loan balance until we conclude the collection of both principal and interest is reasonably certain. We had one non-performing loan totaling $93,000 at December 31, 1999 and no non-accrual, restructured, or non-performing loans at December 31, 1998. At December 31, 1999, we had four loans totaling $1,960,000 that were delinquent by more than 30 days. At December 31, 1998, we did not have any other loans that were delinquent by more than 30 days.

         At June 30, 2000, we had one non-performing loan totaling $74,586, which was subsequently sold in July 2000. We had no significantly past due loans at June 30, 2000 and had no charge-offs for the six-month period ending June 30, 2000.

         We do not include loans that are current as to principal and interest in our nonperforming assets categories. However, we will still classify a current loan as a potential problem loan if we develop serious doubts about the borrower's future performance under the terms of the loan contract. We consider the level of potential problem loans in our determination of the adequacy of the allowance for loan losses. As noted above, on December 31, 1999 we only had one loan totaling $93,000 which we considered to be a potential problem loan. At December 31, 1998 we did not have any loans we considered to be potential problem loans.

         At June 30, 2000 we did not have any loans we considered to be potential problem loans.

ALLOWANCE FOR LOAN LOSSES

         The following table sets forth an analysis of our allowance for loan losses for the periods indicated.

                                                                          YEAR ENDED             YEAR ENDED
                                                                          DECEMBER 31,          DECEMBER 31,
                                                                             1999                   1998
                                                                      -------------------     -----------------
                                                                               (DOLLARS IN THOUSANDS)

Average loans outstanding............................                 $      29,713           $        2,114
                                                                      =============           ==============
Loans outstanding at period end......................                 $      48,664           $       10,425
                                                                      =============           ==============
Total nonperforming loans............................                 $          93           $           --
                                                                      =============           ==============

Beginning balance of allowance.......................                 $         165           $           --
Loans charged off....................................                            --                       --

Recoveries of previous charge-offs...................                            --                       --

Net loans charged-off................................                            --                       --
Provision for loan losses............................                           565                      165
                                                                      -------------           --------------
Balance at period end................................                 $         730           $          165
                                                                      =============           ==============

Net charge-offs to average loans.....................                            --                      --
Allowance as percent of total loans..................                          1.50%                   1.59%
Nonperforming loans as a percentage of total loans...                           .19%                     --%
Allowance as a percent of nonperforming loans........                         784.9%                     N/A



At December 31, 1999 and 1998, the allowance was allocated as follows:

                                                                   PERCENTAGE OF                      PERCENTAGE OF
                                                 YEAR ENDED        LOANS IN EACH      YEAR ENDED      LOANS IN EACH
                                                DECEMBER 31,        CATEGORY TO      DECEMBER 31,      CATEGORY TO
                                                    1999            TOTAL LOANS          1998          TOTAL LOANS
                                                 ----------      ---------------     ------------      -----------

Commercial                                    $     181,860             24.91%         $181,860            33.47%
Real Estate - individual                             43,400              5.95%           32,116            19.46%
Real Estate - commercial                            425,950             58.35%           56,420            34.19%
Installment loans to individuals                     48,790              6.68%           11,238             6.81%
Unallocated                                          30,000              4.11%           10,000             6.06%
                                              -------------      -------------       ----------         ---------
Total                                         $     730,000            100.00%         $165,000           100.00%
                                              =============      =============       ==========         =========

         NONINTEREST INCOME. Currently, our primary sources of noninterest income are mortgage origination fees and service charges on deposit accounts. We generated $209,450 and $33,829 in mortgage origination fees and deposit service charges, respectively, during the year ended December 31, 1999, which represented 74.8% and 12.1%, respectively, of the total noninterest income of $279,994 we earned during the year. On an annualized basis, our noninterest income represented only 0.53% of our total assets at December 31, 1999. At June 30, 2000, other income represented less than .08% of total assets on an annualized basis. The ratio of noninterest income to assets is relatively low because in order to attract new banking relationships, we have charged lower fees than most other banks. Our other sources of noninterest income included loan maintenance fees, bankcard fees, commissions on check sales, safe deposit box rent, ATM fees, wire transfer fees, and official check fees. Our noninterest income for the year ended December 31, 1998 was $662.

         NONINTEREST EXPENSE. Our noninterest expense for the years ended December 31, 1999 and 1998 totaled $4,302,000 and $1,259,000, respectively. We incurred significant professional and other outside services expenses in 1999, including legal, advertising, and public relations expenses to establish, promote, and implement our revised Internet business strategy. Additionally, the Office of Thrift Supervision assessed a $100,000 civil money penalty against us because it concluded that we began to implement our new business strategy in June 1999 prior to obtaining its approval. While neither admitting nor denying the Office of Thrift Supervision's assertions, in September 1999 we consented to and paid this penalty. As we commenced banking operations on August 17, 1998, the expenses for the year ended December 31, 1998 include approximately $503,000 in pre-opening expenses. The following table sets forth the primary components of noninterest expense for these periods.

                               NONINTEREST EXPENSE

                                         YEAR ENDED                YEAR ENDED
                                        DECEMBER 31,              DECEMBER 31,
                                            1999                      1998
                                        -------------------     ---------------
                                                  (DOLLARS IN THOUSANDS)

Salaries and other compensation.........       $   1,495            $       556
Employee benefits.......................             435                     89
Net occupancy and equipment expense.....             592                    156
Professional and other outside services.           1,086                    224
Other expense...........................             694                    234
                                               ---------            -----------
Total...................................       $   4,302            $     1,259
                                               =========            ===========

         Operating expenses for the six-months ended June 30, 2000 totaled $5,681,649, including salaries and other compensation of $1,436,585, employee benefits expenses of $412,172, occupancy and equipment expenses of $607,286, professional and other outside services of $2,961,900, and other expenses of $263,706.

         We incurred significant increases in operating expenses in the six-months ended June 30, 2000 over the same period in 1999 in connection with the launch of a new business strategy in the first quarter of 2000. The primary components of these expenses included additional staffing, occupancy, and professional expenses to support our projected growth, marketing expenses to promote our products and services, and other general operating expenses. As described above, we announced the reevaluation of this business strategy and the restructuring of management in July 2000, which included the elimination of some senior level positions, to reduce costs at the holding company level.

         As a result of this reevaluation of our business strategies, at June 30, 2000, we wrote off certain costs which had previously been capitalized. These write-offs included $693,173 related to a private stock placement offering, which was suspended due to adverse market conditions. Additionally, unamortized prepaid marketing related costs of $125,000 were written off related to certain suspended business strategies.

         INCOME TAX EXPENSE. As of December 31, 1999, our cumulative net operating loss was approximately $3,794,000. We had a cumulative net operating loss carryforward of approximately $1,034,000 for financial reporting purposes and $678,000 for income tax purposes for the year ended December 31, 1998. Our ability to realize a deferred tax benefit as a result of net operating losses will depend upon whether we have sufficient taxable income of an appropriate character in the carryforward periods. We recognize deferred tax assets for future deductible amounts resulting from differences in the financial statement and tax bases of assets and liabilities and operating loss carryforwards. We then establish a valuation allowance to reduce the deferred tax asset to the level that it is "more likely than not" that we will realize the tax benefit. We have fully offset the deferred tax assets resulting primarily from the provision for loan losses and the operating loss carry forwards by a valuation allowance in the same amount.

ANALYSIS OF FINANCIAL CONDITION

         Total consolidated assets increased by $17,365,857, or 33.4%, to $69,429,227 during the six-month period ended June 30, 2000. The increase was generated primarily through a net increase in deposits of $20,695,457, or 49.7%.

         At June 30, 2000, our assets consisted primarily of federal funds sold of $9,220,000, other investments of $163,053, net loans of $54,220,430, property at cost less accumulated depreciation of $2,246,855, cash due from banks of $2,171,789, investment in Talisman Technologies, Inc. of $665,932, and other assets totaling $268,193. Our liabilities at June 30, 2000, were $63,267,813, consisting of deposits of $62,306,579 and accrued expenses and other liabilities of $961,234. Our shareholders' equity totaled $6,161,414 at June 30, 2000. The transaction with Talisman Technologies, Inc. was terminated and rescinded on July 14, 2000.

         LOANS. Loans often provide higher yields than the other types of earning assets, and thus one of our goals is for loans to be the largest category of our earning assets. At December 31, 1999 and 1998, loans accounted for 97% and 44%, respectively of our earning assets. Loans averaged $29.7 million and $2.1 million for the years ended December 31, 1999 and 1998, respectively.

         For the six-month period ended June 30, 2000, average loans, on an annualized basis, were approximately $50,936,006. Total gross loans outstanding at June 30, 2000 were $55,064,430.

         The following tables show the composition of our loan portfolio by category for the periods indicated:

                          COMPOSITION OF LOAN PORTFOLIO

                                          DECEMBER 31,                      DECEMBER 31,
                                              1999                              1998
                                   ----------------------------      ----------------------------
                                                     PERCENT                          PERCENT
                                       AMOUNT       OF TOTAL             AMOUNT       OF TOTAL

                                                      (DOLLARS IN THOUSANDS)


Commercial, financial and
   agricultural.................   $      12,644      25.98%         $       3,714      35.63%
Real estate-commercial..........          29,613      60.85%                 3,795      36.40%
Real estate-individual..........           3,019       6.20%                 2,160      20.72%
Consumer and other..............           3,388       6.97%                   756       7.25%
                                   -------------   ---------         -------------     -------
     Total loans................          48,664     100.00%                10,425     100.00%
                                                   =========                           =======
Less:
   Net deferred loan fees.......             (67)                              (19)
   Allowance for loan losses....            (730)                             (165)
                                   -------------                     -------------

     Total net loans............   $      47,867                     $      10,241
                                   =============                     =============



         The following table summarizes the composition of the loan portfolio at June 30, 2000:

                                                                   PERCENT
                                                AMOUNT             OF TOTAL
                                             ---------------      -----------

       Commercial                               $11,726,060           21.22%
       Real estate - individual                   2,292,505            4.15%
       Real estate - commercial                  38,621,253           69.90%
       Installment loans to individuals           2,613,722            4.73%
                                             ---------------      -----------
       Total loans                               55,253,540          100.00%
                                                                  ===========
       Less:   Net deferred loan fees              (189,110)
               Allowance for loan loss             (844,000)
                                             ---------------
       Total net loans                           54,220,430
                                             ===============

         The principal components of our loan portfolio at June 30, 2000 were mortgage loans and commercial loans, which represented 95.3% of the portfolio. Due to the short time the portfolio has existed, the current mix of loans may not be indicative of the ongoing portfolio mix. We will attempt to maintain a relatively diversified loan portfolio to help reduce the risk inherent in concentration of collateral.

         In the context of this discussion, we define a "real estate loan" as any loan, other than loans for construction purposes, secured by real estate, regardless of the purpose of the loan. We follow the common practice of financial institutions in our market area of obtaining a security interest in real estate whenever possible, in addition to any other available collateral. We take this collateral to reinforce the likelihood of the ultimate repayment of the loan; however, this tends to increase the magnitude of our real estate loan portfolio component. Generally, we limit our loan-to-value ratio to 80%. Our largest category of loans, commercial real estate loans, totaled $29.6 million and represented 61% of the loan portfolio at December 31, 1999, compared to $3.8 million and 36% at December 31, 1998. A significant portion of our commercial loans provide working capital to small businesses. Due to the short amount of time this loan portfolio has existed, the current ratios and amounts may not be indicative of the ongoing portfolio mix.

         The repayment of loans in the loan portfolio as they mature is one of our sources of liquidity. The following table sets forth our loans maturing within specified intervals at December 31, 1999 and 1998. This information is based on the contractual maturities of individual loans, including loans that may be subject to renewal at their contractual maturity. Of course, loan renewals are subject to our review and credit approval, as well as modification of the original loan terms.


LOAN MATURITY SCHEDULE AND SENSITIVITY TO CHANGES IN INTEREST RATES

                                                                          DECEMBER 31, 1999
                                             ----------------------------------------------------------------------------
                                                                 OVER ONE YEAR
                                               ONE YEAR             THROUGH              OVER FIVE
                                               OR LESS             FIVE YEARS              YEARS               TOTAL
                                             -------------     -------------------     ---------------     --------------
                                                                       (DOLLARS IN THOUSANDS)

Commercial, financial and agricultural.....  $    6,278        $         5,542         $       824         $    12,644
Real estate-commercial.....................       9,500                 13,286               6,827              29,613
Real estate-individual.....................         459                    928               1,632               3,019
All other loans............................       1,826                  1,180                 382               3,388
                                             ----------        ---------------         -----------         -----------
                                             $   18,063        $        20,936         $     9,665         $    48,664
                                             ==========        ===============         ===========         ===========

Loans maturing after one year with:

Fixed interest rates....................................................................................   $    20,981
Floating interest rates.................................................................................         9,620


                                                                          DECEMBER 31, 1998
                                             ----------------------------------------------------------------------------
                                                                 OVER ONE YEAR
                                               ONE YEAR             THROUGH              OVER FIVE
                                               OR LESS             FIVE YEARS              YEARS               TOTAL
                                             -------------     -------------------     ---------------     --------------
                                                                       (DOLLARS IN THOUSANDS)

Commercial, financial and agricultural.....  $    1,762        $         1,144         $       808         $     3,714
Real estate-commercial.....................       1,536                  1,516                 743               3,795
Real estate-individual.....................         435                    482               1,243               2,160
All other loans............................         481                    275                  --                 756
                                             ----------        ---------------         -----------         -----------
                                             $    4,214        $         3,417         $     2,794         $    10,425
                                             ==========        ===============         ===========         ===========

Loans maturing after one year with:

Fixed interest rates....................................................................................   $     3,420
Floating interest rates.................................................................................         2,791


         INVESTMENT SECURITIES. Our investment securities portfolio represented 15% and 10% of our average earning assets for the years ended December 31, 1999 and 1998, respectively. We attempt to maintain a portfolio of high quality, highly liquid investments with returns competitive with short term U.S. Treasury or agency obligations. This objective will be particularly important as we continue to emphasize increasing the percentage of our loan portfolio to total earning assets. We have made most of our investments in securities of U.S. Government agencies with maturities less than one year. Other investments at December 31, 1999 consisted of investments in common stock in the Federal Home Loan Bank of Atlanta and in The Godfrey Bank.

         The following table summarizes the book value of securities for the dates indicated.

SECURITIES PORTFOLIO

                                      DECEMBER 31,        DECEMBER 31,
                                          1999              1998
                                    --------------     --------------
                                           (DOLLARS IN THOUSANDS)

Available-for-sale
U.S. Government agencies.........   $       995        $      3,986
Common stock.....................           150                 150
Other stock......................            63                  26
                                    -----------        ------------

Total............................   $     1,208        $      4,162
                                    ===========        ============

         The following table shows, at carrying value, the scheduled maturities and average yields of securities held at December 31, 1999 and 1998.

             INVESTMENT SECURITIES MATURITY DISTRIBUTION AND YIELDS

DECEMBER 31, 1999

                                                                  AFTER ONE
                                                                 BUT WITHIN                   AFTER
                                  WITHIN ONE YEAR                FIVE YEARS                FIVE YEARS
                              -------------------------    ------------------------  ------------------------
                                 AMOUNT         YIELD        AMOUNT        YIELD       AMOUNT       YIELD
                              -------------    --------    ------------   ---------  ----------- ------------
                                                          (DOLLARS IN THOUSANDS)

Available-for-sale:
   U.S. government
     agencies..............   $      995         5.43%     $     --              %   $      --        --%
   Common stock (1) .......           --         --              --         --             150        --
   Other stock.............           --         --              --                         63       7.75
                              ----------         -----     --------    ------------  ---------   --------
     Total investment
        securities.........   $      995         5.43%     $     --              %   $     213       7.75%
                              ==========         =====     ========    ============  =========   ========


DECEMBER 31, 1998

                                                                  AFTER ONE
                                                                 BUT WITHIN                   AFTER
                                  WITHIN ONE YEAR                FIVE YEARS                 FIVE YEARS
                              -------------------------    ------------------------   -----------------------
                                 AMOUNT         YIELD        AMOUNT        YIELD        AMOUNT       YIELD
                              -------------    --------    ------------   ---------   -----------  ----------
                                                           (DOLLARS IN THOUSANDS)

Available-for-sale:
   U.S. government
     agencies..............   $    3,986         5.00%     $     --             %     $      --          %
   Common stock (1) .......           --         --              --           --            150        --
   Other stock.............           --         --              --           --             26      7.50
                              ----------         ----      --------       ------      ---------    ------
     Total investment

        securities.........   $    3,986         5.00%     $     --             %     $     176      7.50%
                              ==========         =====     ========       =======     =========    =======

         (1) Yield based on dividends paid.

         SHORT-TERM INVESTMENTS. Our short-term investments, which consist of federal funds sold, averaged $6.6 million and $6.1 million for the years ended December 31, 1999 and 1998. These funds are a primary source of our liquidity and are generally invested in an earning capacity on an overnight basis.

         DEPOSITS AND OTHER INTEREST-BEARING LIABILITIES. Average interest-bearing liabilities totaled $2.1 million, or 21.5% of average assets in 1998. Interest-bearing liabilities averaged $28.9 million, or 66.6% of average assets, for the year ended December 31, 1999, reflecting our general growth during our first full year of operations.

         DEPOSITS. Average interest-bearing deposits totaled $28.6 million and $2.0 million for the years ended December 31, 1999 and 1998. At December 31, 1999, total deposits were $41.6 million and averaged $31.9 million for the year then ended. The following table sets forth our deposits by category for the periods indicated.

                                               DEPOSITS

                                                DECEMBER 31,                     DECEMBER 31,
                                                    1999                             1998
                                        ------------------------------ ---------------------------------
                                                         PERCENT OF                         PERCENT OF
                                           AMOUNT         DEPOSITS          AMOUNT           DEPOSITS
                                        -------------   -------------- ------------------   ------------
                                                             (DOLLARS IN THOUSANDS)

         Demand deposit accounts......  $     3,918             9.42%  $      1,025               8.01%
         NOW accounts.................        1,175             2.82%           653               5.10%
         Money market accounts........       12,980            31.19%         4,558              35.60%
         Savings accounts.............           21             0.05%            19               0.15%
         Time deposits
           less than $100,000.........       14,290            34.34%         3,612              28.21%
         Time deposits

           of $100,000 or over........        9,227            22.18%         2,935              22.93%
                                                              -------  ------------             -------
           Total deposits.............  $    41,611           100.00%  $     12,801             100.00%
                                        ===========           =======  ============             =======

         The following table reflects the maturity distribution of our certificates of deposit of $100,000 or more at December 31, 1999 and 1998.

                            MATURITIES OF CERTIFICATES OF DEPOSITS OF $100,000 OR MORE

                                                                      AFTER SIX
                                   WITHIN      AFTER THREE             THROUGH
                                    THREE         THROUGH              TWELVE       AFTER TWELVE
                                    MONTHS       SIX MONTHS            MONTHS          MONTHS              TOTAL
                                  -----------  ---------------       ------------  ----------------     ---------
                                                             (DOLLARS IN THOUSANDS)

December 31, 1998..............   $      --    $       --            $   2,833     $      102           $   2,935
                                  =========    ==========            =========     ==========           =========
December 31, 1999..............   $     317    $    1,276            $   6,683     $      951           $   9,227
                                  =========    ==========            =========     ==========           =========

         BORROWED FUNDS. At December 31, 1999 and 1998, we had outstanding balances of $240,000 (consisting of federal funds purchased) and $0, respectively. During 1997 and 1998, we had a line of credit with a bank that was used to finance the purchase of leasehold improvements and furniture, fixtures, and equipment and to pay operating expenses we incurred while still in organization. The maximum amount of borrowings outstanding at any month end was $377,000. The average rate we paid on short-term borrowings for the years ended December 31, 1999 and 1998 was 6.31% and 8.50%, respectively. We repaid the pre-opening line of credit in full once we were capitalized in 1998. We did not have any other outstanding balances in borrowed funds as of December 31, 1998. In August, 2000, we obtained a $2.5 million line of credit, guaranteed by our directors, to pay expenses related to our former business strategy and to support the development of a new strategy.

                                     CAPITAL

         Total shareholders' equity at December 31, 1999 and 1998 was $9.9 million, compared with shareholders' equity $12.6 million, as of December 31, 1998. This decrease was attributable to a net loss for the year ended December 31, 1999 of $(2,677,694) and a $1,411 decrease in the market value of investment securities available-for-sale.

         We are subject to various regulatory capital requirements administered by the federal banking agencies. Our failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on our consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, we must meet specific capital guidelines that involve quantitative measures of our assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Our capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. In addition, under regulatory guidelines, Ebank, our banking subsidiary, may not pay a dividend to Ebank.com, Inc., if doing so would cause Ebank to be less than adequately capitalized.

         Quantitative measures established by regulation to ensure capital adequacy require Ebank to maintain minimum amounts and ratios. The primary regulatory agency for Ebank, the Office of Thrift Supervision, requires ebank to maintain minimum ratios of tangible capital to tangible assets of 1.5%, core capital to tangible assets of 3.0%, and total risk-based capital to risk-weighted assets of 8.0%. At December 31, 1999, Ebank had total, core, tangible, and Tier 1 capital to risk weighted assets ratios of 15.7%, 13.8%, 13.8% and 14.4%, respectively.

         The OTS has established a 3.0% minimum leverage ratio requirement. The leverage ratio is computed by dividing Tier 1 capital into average assets. For all except the highest rated banks, the minimum leverage ratio should be 3.0% plus an additional cushion of at least 1 to 2 percent, depending upon risk profiles and other factors.

         We believe that, as of June 30, 2000, we meet all capital requirements to which we are subject.

LIQUIDITY MANAGEMENT

         Liquidity management involves monitoring our sources and uses of funds in order to meet our day-to-day cash flow requirements while maximizing profits. Liquidity represents the ability of a company to convert assets into cash or cash equivalents without significant loss and to raise additional funds by increasing liabilities. Liquidity management is made more complicated because different balance sheet components are subject to varying degrees of management control. For example, the timing of maturities of the investment portfolio is very predictable and subject to a high degree of control at the time investment decisions are made. However, net deposit inflows and outflows are far less predictable and are not subject to the same degree of control. Asset liquidity is provided by cash and assets which are readily marketable, which can be pledged, or which will mature in the near future. Liability liquidity is provided by access to core funding sources, principally the ability to generate customer deposits in our market area. In addition, liability liquidity is provided through the ability to borrow against approved lines of credit (federal funds purchased) from correspondent banks and to borrow on a secured basis through securities sold under agreements to repurchase.

         We sold 1,469,250 shares during our initial public offering in 1998, with net proceeds after offering expenses of $13.7 million. We used approximately $8.5 million of the proceeds of the offering to capitalize ebank, and we retained the remaining offering proceeds to provide working capital for Ebank.com, Inc. Our funds sold position, which is usually our primary source of liquidity, averaged $5.0 million and $6.1 million for the years ended December 31, 1999 and 1998, respectively. The actual funds sold position was $.6 million and $9.3 million on December 31, 1999 and 1998, respectively.

         We believe at June 30, 2000 we had a satisfactory liquidity position at the bank level as total cash, cash equivalents, and federal funds sold amounted to approximately $11.4 million, or 16% of total assets. We also consider our ability to maintain and expand our deposit base and borrowing capabilities to be a source of liquidity. For the six-months ended June 30, 2000, total deposits increased from $41.6 million to $62.3 million, representing an increase of 27%.

         We regularly review our liquidity position and have implemented internal policies which establish guidelines for sources of asset-based liquidity and limit the total amount of purchased funds used to support the balance sheet and funding from non-core sources.

         As noted above, we commenced a private offering to fund expenses related to our new business strategy that we launched in the first quarter of 2000. Due to adverse market conditions, we suspended this offering. We incurred a substantial amount of expenditures at the holding company level and, as a result of the failed offering, lacked sufficient liquidity at the holding company level to pursue our business strategy. Consequently, in July 2000, we announced the restructuring of management, which included the elimination of some senior level positions, and the reevaluation of certain business strategies to reduce costs at the holding company level. On August 8, 2000, we closed on a $2,500,000 loan to repay amounts due to our bank subsidiary and provide working capital for the holding company.

                               ACCOUNTING MATTERS

         In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." Under SFAS 133, which is effective for fiscal years beginning after June 15, 2000, a company will recognize all derivative instruments in the statement of financial position as either assets or liabilities and will measure them at fair value. The difference between a derivative's previous carrying amount and its fair value must be reported as a transition adjustment presented in net income or other comprehensive income, as appropriate, in a manner similar to the cumulative effect of a change in accounting principle. This statement also determines the accounting for the changes in fair value of a derivative, depending on the intended use of the derivative and resulting designation. We do not expect the adoption of SFAS 133 to have a significant effect on our financial condition or results of operations.

CHANGES IN OUR CERTIFYING ACCOUNTANT

         On August 22, 2000, we replaced the firm of BDO Seidman, LLP with Mauldin & Jenkins, LLC as our auditors effective as of that date. The decision to change accountants was approved by our audit committee.

         The reports of BDO Seidman on our financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

         In connection with the audits of our financial statements for the fiscal year ended December 31, 1999 and in the subsequent interim period, there were no disagreements with BDO Seidman on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of BDO Seidman, would have caused BDO Seidman to make reference to the matter in their report. During the fiscal year ended December 31, 1999 and in the subsequent interim period, there were no "reportable events" to describe as specified in Item 304(a)(1)(iv)(B) of Regulation S-B.

         A copy of the letter from BDO Seidman stating whether it agrees with the above statements dated August 24, 2000, is filed as Exhibit 16.1 to our Form 8-K filed on August 25, 2000.

         On August 22, 2000, we engaged Mauldin & Jenkins as our independent auditors for the fiscal year ending December 31, 2000. During our most recent fiscal year and the subsequent interim period preceding the engagement of Mauldin & Jenkins, we did not consult Mauldin & Jenkins on any matter requiring disclosure under Item 304(a)(2) of Regulation S-B.

                                   MANAGEMENT

                        EXECUTIVE OFFICERS AND DIRECTORS

         Our executive officers, key employees, and directors are as follows:

         JAMES L. BOX is our chief executive officer and chief operating officer. Mr. Box is also the chief financial officer of Ebank.

         LOUIS J. DOUGLASS, III is the president and chief executive officer of Ebank. Mr. Douglass was also an organizer and is a director of Ebank.

         LAWRENCE W. BOURNE is the senior vice president and senior credit officer of Ebank.

         GARY M. BREMER is one of our directors and is also a director of Ebank. Now retired, Mr. Bremer was the chairman and the chief executive officer of Simione Central Holdings, Inc., a publicly traded information systems and management services company in the home health industry.

         RICHARD C. CARTER has been one of our directors since our formation in August 1997. Mr. Carter serves as a health care development manager with State Farm Life Insurance. Mr. Carter was also an organizer and is a director of Ebank.

         TERRY L. FERRERO has been one of our directors since our formation in August 1997. Mr. Ferrero serves as president and chief executive officer of American Wholesale Building Supply Company, a wholesale distributor of building supplies. Mr. Ferrero was also an organizer and is a director of Ebank.

         STEPHEN R. GROSS is one of our directors and is a co-founder of HLB Gross Collins, P.C., a full-service CPA firm in Atlanta, Georgia. Mr. Gross was also an organizer and is a director of Ebank.

         G. WEBB HOWELL has been one of our directors since our formation in August 1997. Mr. Howell is an agency field executive for State Farm Insurance. Mr. Howell was also an organizer and is a director of Ebank.

                           FORWARD LOOKING STATEMENTS

         This annual report contains "forward-looking statements" concerning Ebank.com, Inc. and its strategies, operations, performance, financial conditions, and likelihood of success. These statements are based on many assumptions and estimates, many of which are beyond our control. The words "may," "would," "could," "will," "expect," "anticipate," "believe," "intend," "plan," and "estimate," as well as similar expressions, identify such forward-looking statements.

                           PRICE RANGE OF COMMON STOCK

         Since our initial public offering on August 6, 1998, our common stock has been quoted on the OTC Bulletin Board, originally under the symbol "STCH" and, since May 3, 1999, under the symbol "EBDC." The following table sets forth for the periods indicated the high and low sales prices per share of common stock as reported on the OTC Bulletin Board.

                                                           HIGH          LOW
                                                           ----          ---
        1998
        ----
        Third quarter (commencing August 6, 1998).....   $ 12.38       $  8.25
        Fourth quarter................................   $  9.75       $  7.75

        1999
        ----
        First quarter.................................   $  9.50       $  8.00
        Second quarter................................   $ 17.88       $ 12.88
        Third quarter.................................   $ 18.50       $  9.75
        Fourth quarter................................   $ 13.88       $  8.00


        2000
        ----
        First quarter ................................   $ 11.06       $  6.00
        Second quarter................................   $ 5.94        $  3.06
        Third quarter (through September 5, 2000).....   $ 3.75        $  2.56

         The transfer agent and registrar for the common stock is Continental Stock Transfer & Trust Company.

                                 DIVIDEND POLICY

         We have not declared or paid any cash dividends on our common stock, and for the foreseeable future we do not intend to declare cash dividends on common stock. We intend to retain earnings to grow our business and strengthen our capital base.

         Our principal source of income is dividend income from our subsidiary, Ebank. The Office of Thrift Supervision regulates the amount of dividends that Ebank may pay. All dividends may be paid only from the bank's currently available profits less expenses, including losses and bad debts; Ebank may not pay dividends from its capital and must notify the Office of Thrift Supervision prior to the payment of any dividends. In addition, under the FDIC Improvement Act, the bank may not pay a dividend if it would cause the bank to become undercapitalized.

         Our board of directors has the authority under our articles of incorporation, without the approval of or any action by our shareholders, to issue up to 10,000,000 shares of preferred stock. Our board of directors also has the authority to designate the series and any preferences, powers, limitations, and relative rights of each issuance of preferred stock and these rights may be more favorable than those granted to holders of our common stock. These rights could include payment of dividends, whether in cash or in additional shares of our common stock.

                   FINANCIAL INFORMATION AND CORPORATE REPORTS

         OUR ANNUAL REPORT ON FORM 10-KSB AND OUR QUARTERLY REPORT ON FORM 10-QSB ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST. Analysts and investors seeking these reports or other information about Ebank.com, Inc. may contact:

                             James L. Box
                             Ebank.com, Inc.
                             2410 Paces Ferry Road
                             Atlanta, Georgia 30339

         This Annual Report serves as the ANNUAL FINANCIAL DISCLOSURE STATEMENT FURNISHED PURSUANT TO Part 250 of the Federal Deposit Insurance Corporation Rules and Regulations. THIS STATEMENT HAS NOT BEEN REVIEWED OR CONFIRMED FOR ACCURACY OR RELEVANCY BY THE FDIC.





                          INDEX TO FINANCIAL STATEMENTS

EBANK.COM, INC. AND SUBSIDIARY

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS .......................................................F-2

CONSOLIDATED AND PARENT-ONLY FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998,
AND THE PERIOD FROM INCEPTION TO DECEMBER 31, 1997

         Balance Sheets...................................................................................F-3

         Statements of Loss...............................................................................F-4

         Statements of Changes in Shareholders' Equity....................................................F-6

         Statements of Cash Flows ........................................................................F-7

         Notes to Consolidated Financial Statements.......................................................F-8

CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED JUNE 30, 2000

         Balance Sheets..................................................................................F-27

         Statements of Loss..............................................................................F-28

         Statements of Comprehensive Loss................................................................F-29

         Statements of Cash Flows........................................................................F-30

         Notes to Consolidated Financial Statements......................................................F-31



REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Stockholders
ebank.com, Inc.
Atlanta, Georgia

We have audited the accompanying consolidated balance sheets of ebank.com, Inc. (formerly Southeast Commerce Holding Company) and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of loss, changes in shareholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The financial statements of ebank.com, Inc. (formerly known as Southeast Commerce Holding Company, a Development Stage Corporation) for the period from inception (August 22, 1997) to December 31, 1997, were audited by Bricker & Melton, P.A., whose practice has been combined with our Firm and whose report dated February 28, 1998, expressed an unqualified opinion on those statements; such report contained an explanatory paragraph relating to the Company's ability to continue as a going concern.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 1999 and 1998 consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ebank.com, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed in Note 16 to the consolidated financial statements, subsequent to December 31, 1999, the Company entered into certain agreements related to its plan to develop an Internet banking platform.

/s/ BDO Seidman, LLP


Atlanta, Georgia
April 6, 2000



                         EBANK.COM, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS

  DECEMBER 31,                                                                                1999               1998
  ----------------------------------------------------------------------------- -------------------- -----------------------
  ASSETS
  Cash and due from banks (Note 2)                                                   $     152,899            $     603,677
  Federal funds sold                                                                       620,000                9,320,000
  Investment securities available for sale (Note 3)                                        994,700                3,986,491
  Other investments (Note 3)                                                               213,000                  175,500
  Loans, net of allowance for loan losses of $730,000 in 1999 and $165,000 in
     1998 (Notes 4 and 9)                                                               47,867,286               10,240,557
  Premises and equipment, net (Note 5)                                                   1,498,568                  865,587
  Accrued interest receivable                                                              185,572                   49,740
  Other assets                                                                             531,345                  258,284
  ----------------------------------------------------------------------------- -------------------- -----------------------
  TOTAL ASSETS                                                                         $52,063,370              $25,499,836
  ----------------------------------------------------------------------------- -------------------- -----------------------

  LIABILITIES AND SHAREHOLDERS' EQUITY

  LIABILITIES
    Deposits:

       Noninterest-bearing demand                                                     $  3,918,038             $  1,025,162
       Interest-bearing demand and money market                                         14,154,490                5,210,318
       Savings                                                                              21,391                   19,295
       Time deposits of $100,000 or more (Note 8)                                        9,226,715                2,934,726
       Other time deposits (Note 8)                                                     14,290,488                3,611,622
  ----------------------------------------------------------------------------- -------------------- -----------------------

  Total deposits                                                                        41,611,122               12,801,123

  Accrued interest payable                                                                  86,422                   26,552
  Other liabilities                                                                        424,183                   51,413
  ----------------------------------------------------------------------------- -------------------- -----------------------

  Total liabilities                                                                     42,121,727               12,879,088
  ----------------------------------------------------------------------------- -------------------- -----------------------

  COMMITMENTS AND CONTINGENT LIABILITIES (Notes 5, 6, 11 and 12)

  SHAREHOLDERS' EQUITY (Note 10)
     Common stock, par value $.01; 10,000,000 shares authorized, 1,469,250
       shares issued and outstanding, respectively                                          14,693                   14,693
    Capital surplus                                                                     13,722,072               13,722,072
     Accumulated deficit                                                                (3,793,472)              (1,115,778)
     Accumulated other comprehensive income - market valuation reserve on
       investment securities available for sale (Note 3)                                    (1,650)                    (239)
  ----------------------------------------------------------------------------- -------------------- -----------------------

  Total shareholders' equity                                                             9,941,643               12,620,748
  ----------------------------------------------------------------------------- -------------------- -----------------------

  TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                           $52,063,370              $25,499,836
  ----------------------------------------------------------------------------- -------------------- -----------------------


  SEE ACCOMPANYING NOTES TO CONSOLIDATED AND PARENT-ONLY FINANCIAL STATEMENTS.


                         EBANK.COM, INC. AND SUBSIDIARY
                         CONSOLIDATED STATEMENTS OF LOSS

                                                                                                           FOR THE PERIOD

                                                           FOR THE YEAR ENDED    FOR THE YEAR ENDED     FROM INCEPTION TO
                                                            DECEMBER 31, 1999     DECEMBER 31, 1998     DECEMBER 31, 1997
------------------------------------------------------ ----------------------- --------------------- ---------------------
                                                                                                            (PARENT ONLY)


INTEREST INCOME
  Loans, including fees                                            $2,823,590          $    207,468          $          -
  Investment securities:
     U.S. Government agencies and corporations                        244,572                45,862                     -
     Other investments                                                  4,135                   650                     -
  Federal funds sold                                                  317,969               323,689                     -
------------------------------------------------------ ----------------------- --------------------- ---------------------
Total interest income                                               3,390,266               577,669                     -
------------------------------------------------------ ----------------------- --------------------- ---------------------

INTEREST EXPENSE

  Interest-bearing demand and money market                            758,543                36,736                     -
  Savings                                                                 572                    20                     -
  Time deposits of $100,000 or more                                   296,663                24,733                     -
  Other time deposits                                                 404,625                36,522                     -
  Other borrowings (Note 6)                                            20,654                12,113                 2,909
------------------------------------------------------ ----------------------- --------------------- ---------------------
Total interest expense                                              1,481,057               110,124                 2,909
------------------------------------------------------ ----------------------- --------------------- ---------------------

Net interest income (loss)                                          1,909,209               467,545                (2,909)

PROVISION FOR LOAN LOSSES (Note 4)                                    565,000               165,000                     -
------------------------------------------------------ ----------------------- --------------------- ---------------------

Net interest income (loss) after provision for loan
  losses                                                            1,344,209               302,545                (2,909)
------------------------------------------------------ ----------------------- --------------------- ---------------------

OTHER INCOME

  Mortgage origination fees                                           209,450                     -                     -
  Service charges and other fees                                       70,544                   662                     -
------------------------------------------------------ ----------------------- --------------------- ---------------------
Total other income                                                    279,994                   662                     -
------------------------------------------------------ ----------------------- --------------------- ---------------------

OTHER EXPENSE

  Salaries and other compensation                                   1,494,772               556,038                51,780
  Employee benefits                                                   434,840                89,500                     -
  Net occupancy and equipment expense                                 591,783               156,415                 8,351
  Professional and other outside services (Note 13)                 1,086,090               223,898                     -
  Other expense (Note 13)                                             694,412               233,448                11,720
------------------------------------------------------ ----------------------- --------------------- ---------------------
Total other expense                                                 4,301,897             1,259,299                71,851
------------------------------------------------------ ----------------------- --------------------- ---------------------

LOSS BEFORE INCOME TAX BENEFIT AND CUMULATIVE EFFECT
  OF CHANGE IN ACCOUNTING PRINCIPLE                                (2,677,694)             (956,092)              (74,760)

INCOME TAX BENEFIT (Note 7)                                                 -                     -                     -
------------------------------------------------------ ----------------------- --------------------- ---------------------

LOSS BEFORE CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNTING PRINCIPLE                                             (2,677,694)             (956,092)              (74,760)

CUMULATIVE EFFECT ON PRIOR YEARS OF CHANGE IN
  ACCOUNTING PRINCIPLE FOR DEFERRED ORGANIZATION

  COSTS, NET OF TAX (Note 15)                                               -               (84,926)                    -
------------------------------------------------------ ----------------------- --------------------- ---------------------

NET LOSS                                                          $(2,677,694)          $(1,041,018)             $(74,760)
------------------------------------------------------ ----------------------- --------------------- ---------------------

   SEE ACCOMPANYING NOTES TOCONSOLIDATED AND PARENT-ONLY FINANCIAL STATEMENTS.

                                   (CONTINUED)



                         EBANK.COM, INC. AND SUBSIDIARY
                   CONSOLIDATED STATEMENTS OF LOSS (CONTINUED)

                                                                                                          FOR THE PERIOD
                                                           FOR THE YEAR ENDED    FOR THE YEAR ENDED     FROM INCEPTION TO
                                                            DECEMBER 31, 1999     DECEMBER 31, 1998     DECEMBER 31, 1997
------------------------------------------------------ ----------------------- --------------------- ---------------------
                                                                                                            (PARENT ONLY)


BASIC LOSS PER COMMON SHARE: (Note 1)
  LOSS BEFORE CUMULATIVE EFFECT OF CHANGE IN
    ACCOUNTING PRINCIPLE                                    $         (1.82)       $        (1.36)          $          -

  CUMULATIVE EFFECT ON PRIOR YEARS OF CHANGE IN
     ACCOUNTING PRINCIPLE FOR DEFERRED ORGANIZATION
     COSTS, NET OF TAX (Note 15)                                            -                 (.12)                    -
------------------------------------------------------ ----------------------- --------------------- ---------------------

BASIC LOSS PER COMMON SHARE                                  $         (1.82)       $        (1.48)         $          -
--------------------------------------------------------------------------------------------------------------------------

  SEE ACCOMPANYING NOTES TO CONSOLIDATED AND PARENT-ONLY FINANCIAL STATEMENTS.


                         EBANK.COM, INC. AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                                   ACCUMULATED OTHER
                                                                                   COMPREHENSIVE
                                                 COMPREHENSIVE     ACCUMULATED        (LOSS)-MARKET     COMMON
                                      TOTAL             (LOSS)        DEFICIT       VALUATION RESERVE    STOCK         SURPLUS

 ------------------------------------------------------------------------------------------------------------------------------

 BALANCE AT INCEPTION       $            -                                 -         $        -         $  -      $    -
    (Parent Only)

 Capital contribution                  100                                 -                  -            -          100

 Comprehensive (loss):
    Net loss                       (74,760)  $     (74,760)         (74,760)                  -            -          -
                                             ------------------
 Comprehensive (loss)                        $     (74,760)
                                             ==================

 ---------------------------------------------------------------------------------------------------------------------------

 BALANCE AT
    DECEMBER 31, 1997
    (Parent Only)                  (74,660)                         (74,760)                 -           -            100

 Proceeds from sale of
    capital stock, net of
    expenses                    13,736,665                                -                  -      14,693     13,721,972

 Comprehensive (loss):
    Net loss                    (1,041,018)   $(1,041,018)       (1,041,018)                 -           -              -
    Other comprehensive
      (loss), net of tax:
        Market valuation

          adjustment on
          securities

          available for sale          (239)          (239)                -               (239)          -              -
                                             ------------------
 Comprehensive (loss)                         $(1,041,257)
                                             ==================

 ---------------------------------------------------------------------------------------------------------------------------

 BALANCE AT
    DECEMBER 31, 1998           12,620,748                       (1,115,778)              (239)     14,693     13,722,072

 Comprehensive (loss):
    Net loss                    (2,677,694)   $(2,677,694)       (2,677,694)                 -           -              -
    Other comprehensive
      (loss), net of tax:
        Market valuation
          adjustment on
          securities
          available for sale        (1,411)        (1,411)                -             (1,411)          -              -
                                             ------------------
 Comprehensive (loss)                         $(2,679,105)
                                             ==================

 ---------------------------------------------------------------------------------------------------------------------------
 BALANCE AT
    DECEMBER 31, 1999           $9,941,643                      $(3,793,472)           $(1,650)    $14,693    $13,722,072
 ---------------------------------------------------------------------------------------------------------------------------


  SEE ACCOMPANYING NOTES TO CONSOLIDATED AND PARENT-ONLY FINANCIAL STATEMENTS.


                         EBANK.COM, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                          FOR THE PERIOD
                                                           FOR THE YEAR ENDED    FOR THE YEAR ENDED     FROM INCEPTION TO
                                                            DECEMBER 31, 1999     DECEMBER 31, 1998      DECEMBER 31,1997
------------------------------------------------------- ---------------------- --------------------- ---------------------
                                                                                                            (PARENT ONLY)


CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                                      $  (2,677,694)        $  (1,041,018)           $  (74,760)
  Adjustments to reconcile net loss to net cash used
     by operating activities:
       Net accretion of investment securities                        (243,631)              (45,862)                    -
       Depreciation and amortization of premises and
         equipment                                                    221,374                59,431                     -
       Provision for loan losses                                      565,000               165,000                     -
       Increase in deferred loan fees                                  46,741                19,688                     -
       Cumulative effect of change in accounting for
         organization costs                                                 -                84,926                     -
       Increase in other assets                                      (273,059)             (238,701)              (25,575)
       Increase in accrued interest receivable                       (135,832)              (49,740)                    -
       Increase in accrued interest payable                            59,871                26,552                     -
       Increase (decrease) in other liabilities                       132,769               (13,748)               65,161
------------------------------------------------------- ---------------------- --------------------- ---------------------
Net cash used by operating activities                              (2,304,461)           (1,033,472)              (35,174)
------------------------------------------------------- ---------------------- --------------------- ---------------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of investment securities available for
     sale                                                         (23,265,991)          (13,941,027)                    -
  Purchases of other investments and assets                           (37,500)             (175,500)                    -
  Maturities of investment securities available for
     sale                                                          26,500,000            10,000,000                     -
  Loans originated, net of principal repayments                   (38,238,470)          (10,425,245)                    -
  Purchases of premises and equipment                                (854,355)             (868,867)              (50,000)
  Deferred organization costs                                               -                     -               (84,926)
------------------------------------------------------- ---------------------- --------------------- ---------------------
Net cash used by investing activities                             (35,896,316)          (15,410,639)             (134,926)
------------------------------------------------------- ---------------------- --------------------- ---------------------
CASH FLOWS FROM FINANCING ACTIVITIES

  Proceeds from sale of capital stock, net of expenses                      -            13,736,665                     -
  Net increase in demand, money market and savings
     deposits                                                      11,839,144             6,254,775                     -
  Time deposits accepted, net of repayments                        16,970,855             6,546,348                     -
  Proceeds from other borrowings                                    3,278,688               272,000               170,000
  Repayment of other borrowings                                    (3,038,688)             (442,000)                    -
  Proceeds from initial capital contribution                                -                     -                   100
  Proceeds from loans by Organizers                                         -                     -                 8,000
  Repayment of loans by Organizers                                          -                     -                (8,000)
------------------------------------------------------- ---------------------- --------------------- ---------------------
Net cash provided by financing activities                          29,049,999            26,367,788               170,100
------------------------------------------------------- ---------------------- --------------------- ---------------------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS               (9,150,778)            9,923,677                     -
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                      9,923,677                     -                     -
------------------------------------------------------- ---------------------- --------------------- ---------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                        $     772,899         $   9,923,677       $             -
------------------------------------------------------- ---------------------- --------------------- ---------------------

SUPPLEMENTAL DISCLOSURES OF CASH PAID

  Interest                                                      $   1,421,187         $      83,573       $             -
------------------------------------------------------- ---------------------- --------------------- ---------------------


SEE ACCOMPANYING NOTES TO CONSOLIDATED AND PARENT-ONLY FINANCIAL STATEMENTS.

                         EBANK.COM, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED AND PARENT-ONLY FINANCIAL STATEMENTS

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ebank.com, Inc. (formerly known as Southeastern Commerce Holding Company) provides a full range of banking and bank-related services to individual and corporate customers through its bank subsidiary, located in north Atlanta, Georgia. Shortly after the opening of the bank subsidiary, plans were developed to offer Internet banking services, and regulatory approval for such services was obtained in December 1998. Effective April 20, 1999, the corporate name was changed to "ebank.com, Inc." and the Internet domain name "ebank.com" was acquired. Internet banking services began on June 30, 1999. ebank.com, Inc. and subsidiaries are subject to intense competition for all banking services, including Internet banking, from other financial institutions and nonbank financial service companies. The Company is also subject to the regulations of certain government agencies and, therefore, undergo periodic examinations by those regulatory authorities.

The accounting and reporting policies of ebank.com, Inc. and subsidiaries conform to generally accepted accounting principles and to general practices within the banking industry. The following is a summary of the more significant of these policies.

BASIS OF PRESENTATION

ebank.com, Inc. (the "Parent Company") was incorporated, under the laws of the State of Georgia on August 22, 1997, to operate as a bank holding company with the Office of Thrift Supervision. ebank (the "Bank") began as a general banking business on August 17, 1998, as a wholly-owned subsidiary of the Parent Company. The Parent Company also owns 100 percent of the capital stock of Commerce Mortgage Company, LLC ("Commerce Mortgage"). The 1999 consolidated financial statements include the accounts of the Parent Company and its wholly-owned subsidiaries, the Bank and Commerce Mortgage, collectively known as the "Company." All significant intercompany accounts and transactions have been eliminated in consolidation. The financial statements for the period from inception (August 22, 1997) to December 31, 1997, are for ebank.com, Inc. (formerly known as Southeast Commerce Holding Company, a Development Stage Corporation), the Parent Company only.

USE OF ESTIMATES

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

CASH AND CASH EQUIVALENTS

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

INVESTMENT SECURITIES

Investment securities available for sale are reported at market value, with unrealized gains and losses reported as a separate component of shareholders' equity. Other investments are reported at cost and, accordingly, earnings are reported when interest is accrued or when dividends are received.

Premium and discount on all investment securities are amortized (deducted) and accreted (added), respectively, to interest income on the straight-line and interest methods over the period to the maturity of the related securities.

Gains or losses on disposition are computed by the specific identification method for all securities.

LOANS

Loans are reported at the gross amount outstanding, less a valuation allowance for loan losses and net deferred loan fees. Interest income on loans is recognized over the terms of the loans based on the principal amount outstanding. If the collectibility of interest appears doubtful, the accrual thereof is discontinued. Interest income on nonaccrual loans is recognized on a cash basis, if there is no doubt of future collection of principal. Accrued interest which appears doubtful of collection is reversed to the interest income account if accrued in the current year or charged to the allowance for loan losses if accrued in prior years.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is established through a provision for loan losses charged to expense. The allowance represents an amount which, in management's judgment, will be adequate to absorb probable losses on existing loans that may become uncollectible. Management's judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans and takes into consideration such factors as the balance of impaired loans, changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower's ability to pay, overall portfolio quality and a review of specific problem loans. Periodic revisions are made to the allowance when circumstances which necessitate such revisions become known. Recognized losses are charged to the allowance for loan losses, while subsequent recoveries are added to the allowance.

In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses, and may require the Company to record additions to the allowance based on their judgement about information available to them at the time of their examinations.

A loan is impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the terms of the loan agreement. Individually identified impaired loans are measured based on the present value of payments expected to be received, using the contractual loan rate as the discount rate. Alternatively, measurement may be based on observable market prices, or for loans that are solely dependent on the collateral for repayment, measurement may be based on the fair value of the collateral. If the recorded investment in the impaired loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. Changes to the valuation allowance are recorded as a component of the provision for loan losses.

The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. Interest income is subsequently recognized only to the extent cash payments are received.

MORTGAGE ORIGINATION FEES

The Company recognizes as income fees paid by residential mortgage borrowers whenever loans are closed and sold to nonaffiliated lenders.

PREMISES, EQUIPMENT AND PURCHASED SOFTWARE

Bank premises, furniture and equipment, and leasehold improvements are reported at cost less accumulated depreciation and amortization. For financial reporting purposes, depreciation and amortization are computed using primarily straight-line methods over the estimated useful lives of the assets. Expenditures for maintenance and repairs are charged to operations as incurred, while major renewals and betterments are capitalized. When property is disposed of, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in income. For federal tax reporting purposes, depreciation and amortization are computed using primarily accelerated methods.

Purchased software costs are reported at amortized cost, which is less than net realizable value. These intangible assets are amortized against income based on the straight-line method over their estimated life, generally 12 to 36 months.

INCOME TAXES

The tax effects of transactions are recorded at current tax rates in the periods the transactions are reported for financial statement purposes. Deferred income taxes are established for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. A valuation allowance is recorded for those deferred tax asset items for which it is more likely than not that realization will not occur in the near term.

The Company and the Bank file a consolidated income tax return. Each entity provides for income taxes based on its contribution to income taxes (benefits) of the consolidated group.

NET LOSS PER COMMON SHARE

Basic loss per common share is computed by dividing net loss available to common shareholders by the weighted average number of shares outstanding during each year, which totaled 1,469,250 and 704,435 shares for the years ended December 31, 1999 and 1998, respectively. There were no shares outstanding during the period from inception to December 31, 1997. As the Company was in a net loss position at December 31, 1999 and 1998, the inclusion of any common shares that may be issued under stock option grants (Note 10) would have an antidilutive effect on the Company's loss per common share.

STOCK-BASED COMPENSATION

The Company accounts for stock options under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). Under APB 25, because the exercise price of the Company's stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

FAIR VALUES OF FINANCIAL INSTRUMENTS

The Company uses the following methods and assumptions in estimating fair values of financial instruments (see Note 15):

CASH AND CASH EQUIVALENTS - The carrying amount of cash and cash equivalents approximates fair value.

INVESTMENT SECURITIES - The fair value of investment securities available for sale is estimated based on bid quotations received from independent pricing services.

OTHER INVESTMENTS - For other investments, the carrying amount approximates fair value.

LOANS - For variable rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For all other loans, fair values are calculated by discounting the contractual cash flows using estimated market discount rates which reflect the credit and interest rate risk inherent in the loan, or by using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

DEPOSITS - The fair value of deposits with no stated maturity, such as demand, NOW and money market, and savings accounts, is equal to the amount payable on demand at year-end. The fair value of certificates of deposit is based on the discounted value of contractual cash flows using the rates currently offered for deposits of similar remaining maturities.

ACCRUED INTEREST - The carrying amount of accrued interest receivable and payable approximates fair value.

OFF-BALANCE-SHEET INSTRUMENTS - The fair value for off-balance-sheet lending commitments is equal to the amount of commitments outstanding at December 31, 1999. This is based on the fact that the Company generally does not offer lending commitments or standby letters of credit to its customers for long periods, and therefore, the underlying rates of the commitments approximate market rates.

RECLASSIFICATIONS

Certain reclassifications have been made in the 1998 financial statements to conform with the 1999 presentation.

PENDING ACCOUNTING PRONOUNCEMENTS

The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 133 (SFAS 133) "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 is effective for fiscal years beginning after June 15, 2000. Under SFAS 133, a company will recognize all free-standing derivative instruments in the statement of financial position as either assets or liabilities and will measure them at fair value. The difference between a derivative's previous carrying amount and its fair value shall be reported as a transition adjustment presented in net income or other comprehensive income, as appropriate, in a manner similar to the cumulative effect of a change in accounting principle. This statement also determines the accounting for the changes in fair value of a derivative, depending on the intended use of the derivative and resulting designation. The adoption of SFAS 133 is not expected to have a significant impact on the consolidated financial condition or results of operations of the Company.

2.    CASH AND DUE FROM BANKS

The Federal Reserve Board requires that banks maintain reserve balances with the Federal Reserve Bank or in cash on hand, based on the institution's deposit balances. At December 31, 1999 and 1998, the Bank's reserve requirement had not been required to be computed or reported to the Federal Reserve Bank.

3.    INVESTMENT SECURITIES AND OTHER INVESTMENTS

         The amortized cost and estimated market value of investment securities available for sale are as follows:

                                     AMORTIZED           UNREALIZED          UNREALIZED               MARKET
 DECEMBER 31, 1999                        COST                GAINS              LOSSES                VALUE
 ------------------------------------------------------------------------------------------------------------

 U.S. Government agencies and
    corporations                     $997,450            $       -               $2,750            $994,700
 ------------------------------------------------------------------------------------------------------------


                                     AMORTIZED           UNREALIZED          UNREALIZED               MARKET
 DECEMBER 31, 1998                        COST                GAINS              LOSSES                VALUE
 ------------------------------------------------------------------------------------------------------------

 U.S. Government agencies and
    corporations                   $3,986,889           $        -                 $398          $3,986,491
 ------------------------------------------------------------------------------------------------------------

The amortized cost and estimated market value of investment securities available for sale, by contractual maturity, are shown as follows. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

                                                        INVESTMENT SECURITIES
                                                         AVAILABLE FOR SALE

                                                  ------------------------------
                                                   AMORTIZED             MARKET
 DECEMBER 31, 1999                                      COST              VALUE
 -------------------------------------------------------------------------------

 Due in one year or less                            $997,450           $994,700
 -------------------------------------------------------------------------------

There were no sales or calls of investment securities in 1999 or 1998.

Investment securities with amortized costs of $498,725 and $3,986,889 and market values of $497,350 and $3,986,491 at December 31, 1999 and 1998, respectively, were pledged to secure repurchase agreements, public funds and certain other deposits.

At December 31, 1999 and 1998, the Company had no off-balance-sheet derivative financial instruments, such as swaps, options, futures, or forward contracts.

Other investments, totaling $213,000 and $175,500 at December 31, 1999 and 1998, respectively, consist of investments in common stock in the Federal Home Loan Bank of Atlanta and common stock in The Godfrey Bank.

4.    LOANS

Major classifications of loans are as follows:

 DECEMBER 31,                                         1999             1998
 ----------------------------------------------------------------------------

 Commercial                                     $12,644,137     $  3,714,416
 Real estate--individual                          3,019,159        2,159,834
 Real estate--commercial                         29,612,902        3,794,652
 Installment loans to individuals                 3,387,518          756,344
 ----------------------------------------------------------------------------
 Total loans                                     48,663,716       10,425,246
 Less:   Allowance for loan losses                (730,000)        (165,000)
         Net deferred loan fees                    (66,430)         (19,689)
 ----------------------------------------------------------------------------
 Loans, net                                     $47,867,286      $10,240,557
 ----------------------------------------------------------------------------

Most of the Bank's business activity is with customers located in the Atlanta, Georgia, metropolitan area, with market concentration in the Cobb County area. As of December 31, 1999 and 1998, the Bank had approximately $32,632,000 and $5,955,000, respectively, of its loan portfolio secured by real estate.

At December 31, 1999 and 1998, the Bank had no loans which are considered impaired.

The following is a summary of transactions in the allowance for loan losses:

 YEAR ENDED DECEMBER 31,                                    1999           1998
 -------------------------------------------------------------------------------

 Balance, beginning of year                               $165,000     $       -
 Provision charged to expense                              565,000       165,000
 Loans charged off                                               -             -
 Recoveries of loans previously charged off                      -             -
 -------------------------------------------------------------------------------
 Balance, end of year                                     $730,000      $165,000
 -------------------------------------------------------------------------------


5.    PREMISES AND EQUIPMENT

Premises and equipment are comprised of the following:

 DECEMBER 31,                                                 1999         1998
 -------------------------------------------------------------------------------

 Leasehold improvements                                 $   94,764      $ 29,850
 Furniture, fixtures and equipment                         842,255       497,971
 Computer software and Internet technology                 842,354       397,197
 -------------------------------------------------------------------------------
                                                         1,779,373       925,018
 Less accumulated depreciation and amortization            280,805        59,431
 -------------------------------------------------------------------------------

 Premises and equipment, net                            $1,498,568      $865,587
 -------------------------------------------------------------------------------

Depreciation and amortization expense totaled $221,374 and $59,431 for 1999 and 1998, respectively. No depreciation was recorded in 1997.

The Company leases its banking facility and offices pursuant to operating leases. Rental expense incurred under these leases was $158,893, $62,186 and $9,015 in 1999, 1998 and 1997, respectively.

Future minimum lease payments under the operating leases are as follows:

 YEARS ENDING DECEMBER 31,

 ---------------------------------------------------------------------
 2000                                          $        344,376
 2001                                                   350,612
 2002                                                   357,359
 2003                                                   284,916
 2004                                                   211,939
 2005 and thereafter                                    543,600
 ---------------------------------------------------------------------
                                               $      2,092,802
 ---------------------------------------------------------------------


6.    SHORT-TERM AND OTHER BORROWINGS

The Bank utilizes short-term borrowings as needed for liquidity purposes in the form of federal funds purchased and security repurchase agreements. The Bank has unsecured lines of credit for federal funds purchased from other banks totaling $2,000,000 at December 31, 1999 and 1998. Amounts outstanding under these federal fund lines were $240,000 and $0.00 at December 31, 1999 and 1998, respectively and are included in other liabilities.

The maximum and daily average amounts of federal funds purchased were approximately $4,279,000 and $72,000, respectively, in 1999, and no corresponding activity in 1998. The average interest rate paid on federal funds purchased in 1999 was 6.02 percent.

The maximum and daily average amounts of security repurchase agreements entered into were approximately $1,000,000 and $71,233, respectively, in 1999, and no corresponding activity in 1998. The average interest rate paid on security repurchase agreements in 1999 was 4.24 percent.

On August 27, 1997, the organizers of the Bank obtained a $500,000 line of credit from a bank at the adjustable prime rate. The line of credit was unsecured and required interest-only payments on a quarterly basis with total principal plus interest due at maturity on August 27, 1998. Personal guarantees of the organizers, up to $83,333 each, were required by the lender bank. This line of credit was used to repay (without interest) the organizers' $8,000 initial funding of the Company and to provide additional operating funds until equity funding was obtained in 1998. Outstanding borrowings were $170,000 at December 31, 1997. Approximately $442,000 was drawn against this line of credit in 1998 and all borrowings outstanding were repaid on June 10, 1998. The line of credit expired in 1998.

Commerce Mortgage maintains a $20,000,000 warehouse line of credit for conventional mortgage loans and $7,000,000 for nonconventional mortgage loans with a nonaffiliated bank, which had no outstanding balance at December 31, 1999.

7.    INCOME TAXES

The following are the components of income tax expense as provided:

                                                                                      FOR THE PERIOD
                                    FOR THE YEAR ENDED     FOR THE YEAR ENDED      FROM INCEPTION TO
                                     DECEMBER 31, 1999      DECEMBER 31, 1998      DECEMBER 31, 1997
 ----------------------------------------------------------------------------------------------------
                                                                                      (PARENT ONLY)

 Current income tax provision           $            -       $             -          $           -
 Deferred income tax benefit                         -                     -                      -
 ----------------------------------------------------------------------------------------------------

                                        $            -       $             -          $           -
 ----------------------------------------------------------------------------------------------------

A reconciliation of income taxes computed at the federal statutory income tax rate to total income taxes is as follows:

                                                                                                FOR THE PERIOD
                                               FOR THE YEAR ENDED     FOR THE YEAR ENDED      FROM INCEPTION TO
                                                DECEMBER 31, 1999      DECEMBER 31, 1998      DECEMBER 31, 1997
 ---------------------------------------------------------------------------------------------------------------
                                                                                                 (PARENT ONLY)
 Pretax income (loss)                               $   (2,677,694)          $(1,041,018)              $(74,760)
 ---------------------------------------------------------------------------------------------------------------

 Income tax (benefit) computed at federal
    statutory tax rate                              $    (910,416)          $  (353,946)              $(25,418)
 Increase (decrease) resulting from:
    Nondeductible meals, entertainment and dues            (8,829)                2,368                    850
    State income tax benefit, net of federal
      tax benefit                                        (106,037)              (41,224)                  (850)
    Valuation allowance                                 1,025,282               392,802                 25,418
 ---------------------------------------------------------------------------------------------------------------
                                                    $           -          $          -               $      -
 ---------------------------------------------------------------------------------------------------------------

The following summarizes the tax effects of temporary differences which comprise net deferred tax assets:

 DECEMBER 31,                                            1999          1998
 -------------------------------------------------------------------------------

 Deferred income tax assets:
    Allowance for loan losses                       $    262,129     $  38,497
    Net operating loss carryforward                    1,078,763       258,285
    Deferred organization costs                           97,601       130,279
    Other, net                                            18,256         5,118
 -------------------------------------------------------------------------------

 Total deferred income tax assets                      1,456,749       432,179
 -------------------------------------------------------------------------------

 Deferred income tax liabilities:
    Accumulated depreciation                             (13,247)      (13,959)
 -------------------------------------------------------------------------------

 Total deferred income tax liabilities                   (13,247)      (13,959)
 -------------------------------------------------------------------------------

 Valuation allowance                                  (1,443,502)     (418,220)
 -------------------------------------------------------------------------------

 Net deferred income tax (liability) asset         $           -    $        -
 -------------------------------------------------------------------------------

As of December 31, 1999 and 1998, the Company had cumulative net operating loss carryforwards of approximately $3,684,000 and $1,034,000, respectively, for financial reporting purposes, and $2,823,000 and $678,400, respectively, for income tax purposes and are subject to carryforward limitations and will expire in 2018 and 2019.

8.    TIME DEPOSITS

The aggregate amount of time deposits with a minimum denomination of $100,000 was approximately $9,227,000 and $2,935,000 at December 31, 1999 and 1998, respectively.

At December 31, 1999, the scheduled maturities of time deposits of $100,000 or more and other time deposits are as follows:

 YEARS ENDING DECEMBER 31,

 -----------------------------------------------------------------------------

    2000                                                          $21,156,203
    2001                                                            2,361,000
    Thereafter                                                              -
 -----------------------------------------------------------------------------

                                                                  $23,517,203
 -----------------------------------------------------------------------------


9.    RELATED PARTY TRANSACTIONS

At December 31, 1999 and 1998, the Bank had direct and indirect loans which aggregated $2,203,286 and $534,061, respectively, outstanding to or for the benefit of certain of the Bank's officers, directors and their related interests. During 1999 and 1998, $2,018,632 and $538,865 of such loans were made and repayments totaled $349,407 and $4,804, respectively. These loans were made in the ordinary course of business in conformity with normal credit terms, including interest rates and collateral requirements prevailing at the time for comparable transactions with borrowers unaffiliated with the Bank. These individuals and their related interests also maintain customary demand and time deposit accounts with the Bank.

10.   SHAREHOLDERS' EQUITY

The Company and the Bank are subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company and the Bank's financial statements. The regulations require the Company and the Bank to meet specific capital adequacy guidelines that involve quantitative measures of the Company and the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company and the Bank's capital classification is also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following tables) of Tier 1 capital (as defined in the regulations) to average assets (as defined), and minimum ratios of Tier 1 and total capital (as defined) to risk-weighted assets (as defined).

As of December 31, 1999, the most recent notification from the Office of Thrift Supervision categorized the Company and Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since those notifications that management believes has changed the Company's or Bank's category. To be considered well capitalized and adequately capitalized (as defined) under the regulatory framework for prompt corrective action, the Company and Bank must maintain minimum Tier 1 leverage, Tier 1 risk-based, and total risk-based ratios as set forth in the following tables. The actual capital amounts and ratios are also presented in the following tables.


                                                                         ADEQUATELY
                                         WELL CAPITALIZED                CAPITALIZED
 DECEMBER 31, 1999                       REQUIREMENT                     REQUIREMENT                             ACTUAL
 -----------------------------------------------------------------------------------------------------------------------
 (IN THOUSANDS)                   AMOUNT             RATIO        AMOUNT           RATIO     AMOUNT             RATIO
                                  ------             -----        ------           -----     ------             -----
Tier 1 Capital (to Average
    Assets)
     Company                      =>$2,167           =>  5.0%     $1,734           4.0%      $ 9,943             22.9%
      Bank                        =>$2,012           =>  5.0%     $1,609           4.0%      $ 6,969             17.3%

 Tier 1 Capital (to Risk
    Weighted Assets)
      Company                     =>$2,962           =>  6.0%     $1,974           4.0%      $ 9,943             20.1%
      Bank                        =>$2,897           =>  6.0%     $1,931           4.0%      $ 6,969             14.4%

 Total Capital (to Risk Weighted
    Assets)
      Company                     =>$4,936           =>10.0%      $3,949           8.0%      $10,567            21.4%
      Bank                        =>$4,829           =>10.0%      $3,863           8.0%      $ 7,573             15.7%


                                                                         ADEQUATELY
                                         WELL CAPITALIZED                CAPITALIZED
 DECEMBER 31, 1998                       REQUIREMENT                     REQUIREMENT                      ACTUAL
 -----------------------------------------------------------------------------------------------------------------------
 (IN THOUSANDS)                   AMOUNT             RATIO        AMOUNT           RATIO     AMOUNT             RATIO
                                  ------             -----        ------           -----     ------             -----


Tier 1 Capital (to Average
    Assets)
     Consolidated Company         =>$ 1,275           =>  5.0%     $ 1,020          4.0%      $ 12,621           49.5%
      Bank                        =>$ 1,050           =>  5.0%     $   840          4.0%      $  7,579           36.1%

 Tier 1 Capital (to Risk
    Weighted Assets)
      Consolidated Company        =>$   820           =>  6.0%     $   547          4.0%      $ 12,621           92.3%
      Bank                        =>$   750           =>  6.0%     $   500          4.0%      $  7,579           60.6%

 Total Capital (to Risk Weighted
    Assets)
      Consolidated Company        =>$ 1,367           => 10.0%     $ 1,093          8.0%      $ 12,786           93.6%
      Bank                        =>$ 1,250           => 10.0%     $ 1,000          8.0%      $  7,744           61.9%

Management believes that, as of December 31, 1999, the Company and Bank meet all capital requirements to which they are subject.

Dividends paid by the Bank are the primary source of funds available to the Company. Banking regulations limit the amount of dividends which the Bank may pay without obtaining prior regulatory approval. These restrictions are based on the level of regulatory classified assets, the prior years' net earnings, and the ratio of equity capital to total assets. At December 31, 1999 and 1998, total shareholders' equity of the Bank was approximately $6,969,000 and $7,579,000, respectively, and was not available for dividends.

STOCK OPTIONS

In May 1999, the Company's shareholders approved the 1998 ebank.com, Inc. Stock Incentive Plan ("Plan"), which authorizes the grant of stock options to eligible employees, officers and directors. The Company initially reserved a maximum of 220,000 shares for issuance under the Plan. However, in September 1999, the Plan was amended to provide that the amount of stock subject to the Plan automatically adjusts so that at all times it equals 15 percent of the outstanding shares of stock.

Under the Plan, the Company may grant either incentive stock options or nonqualified stock options. The total number of shares issuable as incentive stock options may not exceed 220,000 without shareholder approval.

The exercise price for the common stock granted as either an incentive stock option or as a nonqualified stock option must be equal to at least 100 percent of the fair market value per share of common stock on the date of grant. Options have a three-year vesting term, beginning September 1, 1998, and expiring ten years after the date of grant. Summarized information related to the incentive stock options is as follows:


                                                                          EXERCISE PRICE              WEIGHTED AVERAGE
 DECEMBER 31, 1999                                       SHARES           RANGE                       EXERCISE PRICE
 -------------------------------------------------------------------------------------------------------------------
 Balance at December 31, 1998
   Granted                                               202,125          $10.00   -    $12.00        $11.52
   Exercised                                             -                              -             -
   Expired                                               -                              -             -
 -------------------------------------------------------------------------------------------------------------------

 Balance at December 31, 1999                            202,125          $10.00   -    $12.00        $11.52
 -------------------------------------------------------------------------------------------------------------------

 Options exercisable at December 31, 1999                 42,541          $10.00   -    $12.00

 Weighted average fair value of options granted during
    1999                                                  $5.69
 -------------------------------------------------------------------------------------------------------------------

The Board of Directors may, at its discretion, provide that an option not be exercisable, in whole or in part, for any period or periods of time, as specified in the option agreements. No option may be exercised after the expiration of ten years from the date it was granted. Summarized information regarding outstanding stock options is as follows:

                                DECEMBER 31, 1999

 -----------------------------------------------------------------------------------------------------------------------
                                           OUTSTANDING OPTIONS                              OPTIONS EXERCISABLE
                         ---------------------------------------------------------  ------------------------------------
                                                 WEIGHTED              WEIGHTED                             WEIGHTED

 RANGE OF                NUMBER                  AVERAGE               AVERAGE      NUMBER                  AVERAGE
 EXERCISE                OUTSTANDING AT          REMAINING             EXERCISE     EXERCISABLE AT          EXERCISE
 PRICE                   DECEMBER 31, 1999       CONTRACTUAL LIFE      PRICE        DECEMBER 31, 1999       PRICE
 -----------------------------------------------------------------------------------------------------------------------

 $10.00    -  $12.00                  202,125                10           $11.52                  42,541       $11.52
 -----------------------------------------------------------------------------------------------------------------------

                                      202,125                10           $11.52                  42,541       $11.52
 -----------------------------------------------------------------------------------------------------------------------

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1999: dividend yield of 0 percent, expected volatility of 25 percent, risk-free interest rates of 6.29 percent to 6.31 percent, and expected lives of nine to ten years.

The Company implemented Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation," in 1998. As permitted by SFAS 123, the Company accounts for stock-based compensation by applying the provisions of Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees." If the accounting provisions of SFAS 123 had been adopted, net loss and net loss per share would have been $(3,058,426) and $(2.02), respectively.

11.   OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract amounts of these instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amounts of these instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. At December 31, 1999 and 1998, commitments to extend credit totaled approximately $19,976,000 and $9,457,000, respectively. The Bank's experience has been that approximately 70 percent of loan commitments are drawn upon by customers.

The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management's credit evaluation of the other party. Collateral held varies but may include accounts receivable; inventory; property, plant and equipment; and income-producing commercial properties on those commitments for which collateral is deemed necessary.

12.   COMMITMENTS AND CONTINGENT LIABILITIES

COMMITMENTS

In 2000, the Company entered into an employment agreement with its chairman and chief executive officer. The employment agreement continues for three years, which is extended automatically for additional one-year periods upon written notice of either party, and provides for an annual base salary, and such other benefits which are generally made available to other senior executives of the Company and the Bank.

In 1997, the Company entered into an employment agreement with the president and chief executive officer of the Bank. The employment agreement expires in November, 2000 and provides for an annual base salary, plus medical insurance premiums, and such other benefits which are generally made available to other senior executives of the Company and the Bank. The letter of employment also provides for granting stock options to purchase 10,000 shares of Parent Company common stock at a purchase price of $10.00 per share.

In December 1999, the Company entered into an agreement with Office.com to develop an Internet based, co-branded business center with Office.com on the Company's web site. This business center, which will be developed by Office.com, will offer small business customers and others the opportunity to purchase an array of business products and services. The terms of the agreement require a total of $1,000,000 to be paid by the Company over 12 months. $500,000 has been paid to date.

CONTINGENT LIABILITIES

In May 1999, the Company received a notice from Huntington Bancshares Incorporated ("Huntington") asserting that Huntington has superior trademark rights in the name "Ebank." On June 30, 1999, the Company filed an action in the United States District Court for the Northern District of Georgia, asking for a declaratory judgment that it has the right to use "ebank.com" as a trademark for Internet banking services despite Huntington's registration. Rather than answering the Company's complaint, Huntington filed suit against the Company on August 10, 1999, in the United States District Court for the Eastern District of Ohio, alleging trademark infringement over the Company's use of the name "ebank.com." In the Ohio action, Huntington is seeking an injunction against the Company's use of the name "ebank.com" and "ebank," as well as treble damages and all profits realized by the Company by reason of its use of the name "ebank." Huntington has submitted a motion to dismiss the Georgia action, and the Company has submitted a motion to dismiss the Ohio action, in each case on the grounds of lack of jurisdiction. On March 29, 2000, the district court in the Georgia action granted Huntington's motion to dismiss on the grounds that the court did not have jurisdiction over Huntington. Although the Company intends to vigorously defend its rights to the name "ebank.com," it cannot predict the outcome of this litigation. In the worst case, however, the Company could be required to pay damages, change its name, and choose a new domain name from which to host its Internet operation, and the amount of damages could include the actual amount of damages sustained by Huntington, multiplied by three, plus all profits the Company realizes through the use of the name "ebank," and even punitive damages. In the opinion of management, the resolution of these matters will not materially affect the Company's financial position, results of operations, or liquidity.

There are no other material legal proceedings to which the Company or any of its properties are subject.

13.   SUPPLEMENTAL FINANCIAL DATA

Components of professional and outside services, and other expense in excess of 1 percent of total income are as follows:

 YEAR ENDED DECEMBER 31,                                    1999        1998
 ----------------------------------------------------------------------------

 Professional and outside services:
    Advertising                                         $398,325    $102,487
    Legal                                                327,770     103,025
    Public relations                                     240,227       2,737
    Other professional                                   219,768      15,649
 Other expense:
    Supplies and printed forms                            62,186      43,011
    Loan expenses                                              -      10,531
    Telecommunications                                   155,467      17,874
    Business licenses                                          -      10,000
    Travel and entertainment                                   -      28,060
    Insurance                                             60,560           -
    OTS penalty assessment(1)                            100,000           -
    Operating charge-offs                                 57,911           -

(1) The Office of Thrift Supervision assessed a $100,000 civil money penalty against the Company because it concluded that the Company began to implement a new Internet business strategy in June 1999 prior to obtaining its approval. While neither admitting nor denying the Office of Thrift Supervision's assertions, in September 1999, the Company consented to and paid this penalty.

14.   FAIR VALUES OF FINANCIAL INSTRUMENTS

The estimated fair values of the Company's financial instruments are as follows:

                                                          1999                                     1998
                                          -------------------------------------    -------------------------------------
                                                 CARRYING           ESTIMATED             CARRYING           ESTIMATED
 DECEMBER 31,                                       VALUE          FAIR VALUE                VALUE          FAIR VALUE
 -----------------------------------------------------------------------------------------------------------------------
 Financial assets:
    Cash and cash equivalents               $     772,899       $     772,899         $  9,923,677        $  9,923,677
    Investment securities available

      for sale                                    994,700             994,700            3,986,491           3,986,491
    Other investments                             213,000             213,000              337,591             337,591
    Loans                                      47,867,286          47,519,520           10,240,557          10,159,287
    Accrued interest receivable                   185,572             185,572               49,740              49,740

 Financial liabilities:
    Noncontractual deposits                   $18,093,919         $18,093,919         $  6,254,775        $  6,254,775
    Contractual deposits                       23,517,203          23,695,034            6,546,348           6,537,428
    Accrued interest payable                       86,422              86,422               26,552              26,552

 Off-balance-sheet instruments:
    Undisbursed credit lines                                      $19,976,000                             $  9,457,000


15.   CHANGE IN ACCOUNTING PRINCIPLE--DEFERRED ORGANIZATION COSTS

Effective January 1, 1998, the Company changed its method of accounting for organization costs in order to expense these costs in the period incurred. Prior to 1998, the Company capitalized organization costs and amortized them to expense over a five-year period. This change in accounting method was made in order for the Company to be in compliance with AICPA Statement of Position 98-5 (SOP 98-5), which states that the costs of start-up activities, which include organization costs, be expensed as incurred. SOP 98-5 is effective for fiscal years beginning after December 15, 1998; however the Company elected early adoption, which is encouraged. The Company recorded a pretax charge of approximately $85,000, or $.12 per share, in 1998 as the cumulative effect of this accounting change. Of this amount, approximately $64,000 was related to the Bank and $21,000 was related to the Parent Company. This change also increased 1998 costs and expenses by approximately $343,000, or $.49 per share.

16.   SUBSEQUENT EVENTS

On March 16, 2000, the Company closed a Stock Exchange and Rights Agreement ("Agreement") with Talisman, Inc. ("Talisman").

Subject to certain conditions of the Agreement, the Company issued shares of its common stock to Talisman, which represent 9.9 percent of its common stock on a fully diluted basis. The Agreement also provides that Talisman will be issued additional shares to maintain a 9.9 percent equity interest, if certain future events occur. Also subject to certain conditions of the Agreement, Talisman agrees to issue to the Company shares of its common stock such that the Company will own 9.9 percent of Talisman. At closing, 161,438 shares of the Company were issued.

The Company has extended a license to Talisman to use the Company's name and related trademark material outside the United States in exchange for a license to use Talisman's ATM network technology. Each respective agreement has initial five-year terms with options to renew for two five-year periods. Management has not yet determined the value of the intangible assets exchanged.

Subject to approval by the Office of Thrift Supervision, the Company and Talisman must execute a services outsourcing agreement for the Company's core data processing services within 180 days from the closing date of the Agreement. If such agreement is not executed, Talisman may rescind all previously executed arrangements. The execution of these agreements will require the Company to significantly expand and upgrade its existing information technology hardware and software infrastructure. The Company and Talisman contemplate the designated data processing services will be provided at a data center Talisman will build. Management is currently evaluating the nature, extent, and costs associated with these changes.

In connection with the above transaction, the Company retained Sutro & Co. Incorporated ("Sutro") (i) to act as its exclusive financial advisor, and (ii) to act as its exclusive placement agent with respect to future financing, as defined, that are arranged by Sutro.

Sutro's compensation for its role as financial advisor in the transaction with Talisman was as follows:

o An advisory fee of $300,000 payable in cash upon consummation of the transaction.

o Fully paid and nonassessable common stock of Talisman equal to 7.5 percent of the Talisman common stock received by the Company as a result of the transaction.

Sutro's compensation for its role arranging any financing will be as follows:

o A nonrefundable retainer of $25,000 payable upon execution of the agreement. This retainer shall be credited against any fees earned in the event a financing occurs.

o    A placement fee (the "Placement Fee") payable in cash equal to the sum of
     (i) 7 percent of the principal amount of any preferred stock or common stock raised, (ii) 5 percent of the principal amount of subordinated notes and/or convertible notes issued and (iii) 1.5 percent of the principal amount of any secured revolving credit facility or other senior secured debt.

o Warrants to purchase 3 percent of the common shares or common share equivalents sold in a financing (the "Warrants"). The Warrants shall be granted upon the closing of the financing and shall be exercisable for a seven-year period commencing one year from their date of issuance at an aggregate exercise price equal to 125 percent of the price of the equity raised in the financing.

In addition to the foregoing fees, and regardless of whether the Financing contemplated is consummated, the Company agrees to reimburse Sutro for all reasonable out-of-pocket expenses, not to exceed $100,000.



17.   CONDENSED FINANCIAL INFORMATION OF EBANK.COM, INC.

                            CONDENSED BALANCE SHEETS
                                  (PARENT ONLY)

 DECEMBER 31,                                                                              1999                    1998
 -----------------------------------------------------------------------------------------------------------------------
 ASSETS

 Cash on hand or at other financial institutions                                $        44,451          $       84,901
 Federal funds sold                                                                     620,000               4,090,000
 Interest-bearing deposit with bank subsidiary                                        1,015,000                 540,111
 Investment in bank subsidiary                                                        6,969,337               7,578,502
 Investment in nonbank subsidiary                                                      (300,512)                162,091
 Investment in Godfrey Bank                                                             150,000                 150,000
 Loans, net of allowance for loan losses of $20,000 in 1999                             223,012                       -
 Premises and equipment, net                                                            596,440                       -
 Accrued interest receivable                                                              5,514                       -
 Other assets                                                                           772,714                  15,143
 -----------------------------------------------------------------------------------------------------------------------

 TOTAL ASSETS                                                                       $10,095,956             $12,620,748
 -----------------------------------------------------------------------------------------------------------------------

 LIABILITIES AND SHAREHOLDERS' EQUITY

 LIABILITIES

    Other liabilities                                                             $     154,313     $                 -
 -----------------------------------------------------------------------------------------------------------------------

 Total liabilities                                                                      154,313                       -
 -----------------------------------------------------------------------------------------------------------------------

 SHAREHOLDERS' EQUITY

    Common stock                                                                         14,693                  14,693
    Capital surplus                                                                  13,722,072              13,722,072
    Accumulated deficit                                                              (3,793,472)             (1,115,778)
    Accumulated other comprehensive income - market valuation reserve
      on investment securities available for sale                                        (1,650)                   (239)
 -----------------------------------------------------------------------------------------------------------------------

 Total shareholders' equity                                                           9,941,643              12,620,748
 -----------------------------------------------------------------------------------------------------------------------

 TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                         $10,095,956             $12,620,748
 -----------------------------------------------------------------------------------------------------------------------




                          CONDENSED STATEMENTS OF LOSS
                                  (PARENT ONLY)

                                                                                                        FOR THE PERIOD
                                                      FOR THE YEAR ENDED     FOR THE YEAR ENDED        FROM INCEPTION TO
                                                       DECEMBER 31, 1999      DECEMBER 31, 1998       DECEMBER 31, 1997
 -----------------------------------------------------------------------------------------------------------------------


OPERATING INCOME
  Interest income                                           $     192,193          $    213,733          $           -
 -----------------------------------------------------------------------------------------------------------------------
 Total operating income                                           192,193               213,733                      -
 -----------------------------------------------------------------------------------------------------------------------


 OPERATING EXPENSE

   Salaries and benefits                                          494,892               107,887                 51,780
   Occupancy expense                                              102,511                 9,919                  8,351
   Interest expense on other borrowings                                 -                12,113                  2,909
   Professional fees and outside services                       1,038,131                68,945                      -
   Other expense                                                  163,994               113,443                 11,720
 -----------------------------------------------------------------------------------------------------------------------
 Total operating expense                                        1,799,528               312,307                 74,760
 -----------------------------------------------------------------------------------------------------------------------

 LOSS BEFORE CUMULATIVE EFFECT OF CHANGE IN
   ACCOUNTING PRINCIPLE, INCOME TAX BENEFIT,
   AND EQUITY IN UNDISTRIBUTED LOSS OF
   SUBSIDIARIES                                                (1,607,335)              (98,574)               (74,760)

 CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
   PRINCIPLE                                                            -               (21,185)                     -
 -----------------------------------------------------------------------------------------------------------------------

 LOSS BEFORE INCOME TAX BENEFIT AND EQUITY IN
   UNDISTRIBUTED LOSS OF SUBSIDIARIES                          (1,607,335)             (119,759)               (74,760)


 INCOME TAX BENEFIT                                                     -                     -                      -
 -----------------------------------------------------------------------------------------------------------------------

 LOSS BEFORE EQUITY IN UNDISTRIBUTED LOSS OF
    SUBSIDIARIES                                               (1,607,335)             (119,759)               (74,760)


 EQUITY IN UNDISTRIBUTED LOSS OF SUBSIDIARIES                  (1,070,359)             (921,259)                     -
 -----------------------------------------------------------------------------------------------------------------------


 NET LOSS                                                     $(2,677,694)          $(1,041,018)              $(74,760)
 -----------------------------------------------------------------------------------------------------------------------



                       CONDENSED STATEMENTS OF CASH FLOWS
                                  (PARENT ONLY)

                                                                                                         FOR THE PERIOD
                                                        FOR THE YEAR ENDED    FOR THE YEAR ENDED      FROM INCEPTION TO
                                                         DECEMBER 31, 1999     DECEMBER 31, 1998      DECEMBER 31, 1997
 -----------------------------------------------------------------------------------------------------------------------

 CASH FLOWS FROM OPERATING ACTIVITIES

    Net loss                                                  $ (2,677,694)          $ (1,041,018)           $  (74,760)
    Equity in undistributed loss of subsidiaries                 1,070,359                921,259                     -
    Cumulative effect of change in accounting for
      organization costs                                                 -                 21,185                     -
    Write-off of deferred organization costs                             -                 63,741                     -
    Increase in interest receivable                                 (5,514)                     -                     -
    (Increase) decrease in other assets                           (757,573)                98,341               (25,575)
    Increase (decrease) in other liabilities                       154,313                (65,161)               65,161
 -----------------------------------------------------------------------------------------------------------------------

 Net cash (used) provided by operating activities               (2,216,109)                (1,653)              (35,174)
 -----------------------------------------------------------------------------------------------------------------------


 CASH FLOWS FROM INVESTING ACTIVITIES

    Contribution of capital to bank subsidiary                           -             (8,500,000)                    -
    Investment in Commerce Mortgage                                      -               (250,000)                    -
    Purchase of interest-bearing deposits with
      bank subsidiary                                             (474,889)              (540,111)                    -
    Purchase of other investments                                        -               (150,000)                    -
    Loans originated                                              (223,012)                     -                     -
    Deferred organization costs                                          -                      -               (84,926)
    Purchase of fixed assets                                      (596,440)                     -               (50,000)
    Sale of premises and equipment                                       -                 50,000                     -
 -----------------------------------------------------------------------------------------------------------------------

 Net cash used by investing activities                          (1,294,341)            (9,390,111)             (134,926)
 -----------------------------------------------------------------------------------------------------------------------


 NET CASH FROM FINANCING ACTIVITIES
    Proceeds from sales of capital stock, net of
      expenses                                                           -             13,736,665                     -
    Initial capital contribution                                         -                      -                   100
    Proceeds from loans by organizers                                    -                      -                 8,000
    Repayment of loans by organizers                                     -                      -                (8,000)
    Proceeds from other borrowings                                       -                272,000               170,000
    Repayment of other borrowings                                        -               (442,000)                    -
 -----------------------------------------------------------------------------------------------------------------------

 Net cash provided by financing activities                               -             13,566,665               170,100
 -----------------------------------------------------------------------------------------------------------------------

 NET (DECREASE) INCREASE IN CASH AND CASH
    EQUIVALENTS                                                 (3,510,450)             4,174,901                     -

 CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                  4,174,901                      -                     -
 -----------------------------------------------------------------------------------------------------------------------

 CASH AND CASH EQUIVALENTS AT END OF YEAR                    $     664,451           $  4,174,901       $             -
 -----------------------------------------------------------------------------------------------------------------------


                                 EBANK.COM, INC.
                           CONSOLIDATED BALANCE SHEETS
                                     ASSETS

                                                                              June 30,         December 31,
                                                                                2000                1999
                                                                                ----              ---------
                                                                            (Unaudited)           (Audited)

Cash and due from banks                                                 $     2,171,789       $       152,899
Federal funds sold                                                            9,220,000               620,000
Investment securities available for sale                                              -               994,700
Other investments                                                               163,053               213,000
Loans, net of allowance for loan losses of $844,000 and  $730,000,           54,220,430            47,867,286
respectively
Premises and equipment, net                                                   2,246,855             1,498,568
Accrued interest receivable                                                     472,975               185,572
Investment in Talisman Technologies, Inc.                                       665,932                     -
Other assets                                                                    268,193               531,345
                                                                        ---------------       ---------------
         Total assets                                                   $    69,429,227       $    52,063,370
                                                                        ===============       ===============

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                                                $    62,306,579      $     41,611,122
Accrued interest payable                                                        130,839                86,422
Other liabilities                                                               830,395               424,183
                                                                        ---------------      ----------------
         Total liabilities                                                   63,267,813            42,121,727
                                                                        ---------------      ----------------

SHAREHOLDERS' EQUITY

Common stock, $.01 par value, 10,000,000 shares authorized, 1,630,688
and 1,469,250 shares issued and outstanding, respectively                        16,307                14,693
Surplus                                                                      14,386,390            13,722,072
Accumulated deficit                                                          (8,188,783)           (3,793,472)
Accumulated other comprehensive loss                                            (52,500)               (1,650)
                                                                        ----------------     ----------------
           Total shareholders' equity                                         6,161,414             9,941,643
                                                                        ---------------       ---------------
          Total liabilities and shareholders' equity                    $    69,429,227      $     52,063,370
                                                                        ===============      ================

The accompanying notes are an integral part of these consolidated financial statements



                                 EBANK.COM, INC.
                         CONSOLIDATED STATEMENTS OF LOSS
                                   (UNAUDITED)

                                                             For the three months ended                For the six  months ended
                                                             --------------------------                -------------------------
                                                                       June 30,                               June 30,
                                                                       --------                               --------
                                                                2000              1999               2000              1999
                                                                ----              ----               ----              ----
Interest income
         Loans, including fees.........................   $    1,316,261         612,058      $    2,551,072           963,174
         Investment securities:
             U.S. Government agencies and
             Corporations..............................                0          47,164               2,503            93,849
         Other investments.............................            1,281           1,363               2,498             1,850
         Federal funds sold............................           42,987          95,147              77,020           186,447
                                                          --------------  --------------      --------------    --------------
         Total interest income.........................        1,360,529         755,732           2,633,093         1,245,320
                                                          --------------  --------------      --------------    --------------
Interest expense

         Interest bearing demand and money market                176,558         178,594             356,526           239,410
         Savings.......................................              272             130                 408               238
         Time deposits of $100,000 or more.............          151,756          57,594             284,524           108,115
         Other time deposits...........................          369,100          74,103             635,956           136,248
         Other borrowings..............................              574              36               3,548                36
                                                          --------------  --------------      --------------    --------------
         Total interest expense........................          698,260         310,457           1,280,962           484,047
                                                          --------------  --------------      --------------    --------------
Net interest income....................................          662,269         445,275           1,352,131           761,273
Provision for possible loan losses.....................           56,000          58,000             114,000           128,000
                                                          --------------  --------------      --------------    --------------
Net inte  Net interest income after provision
         for possible loan losses......................          606,269         387,275           1,238,131           633,273
                                                          --------------  --------------      --------------    --------------
Other income...........................................           24,597           7,214              48,206             8,939
                                                          --------------  --------------      --------------    --------------

         Total other income                                       24,597           7,214              48,206             8,939
                                                          --------------  --------------      --------------    --------------
Other expense

         Salaries and other compensation...............          809,440         282,609           1,436,585           510,231
         Employee benefits.............................          214,670          59,356             412,172           104,530
         Net occupancy and equipment expense...........          324,032         121,205             607,286           217,393
         Professional and other outside services.......        1,977,926         213,761           2,961,900           270,625
         Other expense.................................          149,550         131,884             263,706           252,185
                                                          --------------  --------------      --------------    --------------
         Total other expenses..........................        3,475,618         808,815           5,681,649         1,354,964
                                                          --------------  --------------      --------------    --------------
Loss before income tax benefit.........................       (2,844,752)       (414,326)         (4,395,312)         (712,752)
Income tax benefit.....................................               --              --                  --                --
                                                          --------------  --------------      --------------    --------------
         Net loss......................................   $   (2,844,752) $     (414,326)     $   (4,395,312)   $     (712,752)
                                                          =============== ===============     ===============   ==============
Basic and diluted loss per common share................   $        (1.74)  $        (.28)      $       (2.81)   $        (.49)
                                                          ==============  ==============      ==============    ==============


The accompanying notes are an integral part of these consolidated financial statements.

                                 EBANK.COM, INC.
                  CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
                                   (UNAUDITED)

                                                          For the three months ended           For the six months ended
                                                          ---------------------------          ------------------------
                                                                    June 30,                            June 30,
                                                                    --------                            --------
                                                            2000               1999              2000             1999
                                                            ----               ----              ----             ----
Net loss                                              $ (2,844,752)      $   (414,326)      $ (4,395,312)    $   (712,752)
Other comprehensive loss:
       Unrealized loss on securities
             available for sale                            (52,500)            (3,756)           (50,850)          (4,135)
                                                      -------------      -------------      -------------    -------------
Comprehensive loss                                    $ (2,897,252)      $   (418,082)      $ (4,446,162)    $   (716,887)
                                                      =============      =============      =============    =============

         The accompanying notes are an integral part of these consolidated financial statements.


                                 EBANK.COM, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                                          For the six months ended
                                                                                                  June 30,
                                                                                            2000             1999
                                                                                            ----             ----

Cash Flows from operating activities:
         Net loss                                                                     $    (4,395,312) $      (712,752)
         Adjustment to reconcile net loss to net cash used
         by operating activities:
         Net accretion of investment securities                                                (3,601)         (91,092)
         Depreciation and amortization of premises and equipment                              286,610           78,984
         Provision for possible loan losses                                                   114,000          128,000
         Decrease (increase) in other assets                                                  263,152          (93,448)
         (Increase) in accrued interest receivable                                           (287,403)         (72,842)
         Increase in accrued interest payable                                                  44,417           29,166
         Increase (decrease) in other liabilities                                             406,211          (15,150)
                                                                                      ---------------  ----------------
                  Net cash used by operating activities                                    (3,571,926)        (749,134)
                                                                                      ---------------- ----------------
Cash flows from investing activities:
         Purchase of investment securities available for sale                                       0       (8,946,262)
         Purchase of other investments                                                         (2,600)               0
         Maturities of investment securities available for sale                             1,000,000        9,000,000
         Loans originated, net of principal repayments                                     (6,467,144)     (17,699,106)
         Purchases of premises and equipment                                               (1,034,897)        (209,620)
                                                                                      ---------------- ----------------
                  Net cash used by investing activities                                    (6,504,641)     (17,854,988)
                                                                                      ---------------- ----------------
Cash flows from financing activities:
         Net increase in deposits                                                          20,695,457       18,212,287
                                                                                      ---------------  ---------------
                  Net cash provided by financing activities                                20,695,457       18,212,287
                                                                                      ---------------  ---------------
Net increase (decrease) in cash and cash equivalents                                       10,618,890         (391,835)
Cash and Cash Equivalents:
         Beginning of period                                                                  772,899        9,923,677
                                                                                      ---------------  ---------------
         End of period                                                                $    11,391,789    $   9,531,842
                                                                                      ===============  ===============


Supplemental Disclosure of Noncash Investing and Financing Activities:
---------------------------------------------------------------------

On March 16, 2000, the Company issued 161,438 shares of common stock (9.9% of its common stock outstanding on the closing date) valued at $665,932 in exchange for 9.9% of the common stock of Talisman Technologies, Inc. (See Note 5)

The accompanying notes are an integral part of these consolidated financial statements.

                                 EBANK.COM, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (UNAUDITED)

NOTE 1 -BASIS OF PRESENTATION

         The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Item 310 (b) of Regulation S-B. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month period ended June 30, 2000 are not necessarily indicative of the results that may be expected for the year ending December 31, 2000. For further information, refer to the Company's consolidated financial statements and footnotes included in the Company's annual report on Form 10-KSB.

         ebank.com, Inc. (formerly known as Southeastern Commerce Holding Company) provides a full range of banking and bank-related services to individual and corporate customers through its bank subsidiary, located in north Atlanta, Georgia. Shortly after the opening of the bank subsidiary, plans were developed to offer Internet banking services, and regulatory approval for such services was obtained in December 1998. Effective April 20, 1999, the corporate name was changed to "ebank.com, Inc." and the Internet domain name "ebank.com" was acquired. Internet banking services began on June 30, 1999. ebank.com, Inc. and its subsidiaries are subject to intense competition for all banking services, including Internet banking, from other financial institutions and nonbank financial service companies.

         ebank.com, Inc. (the "Parent Company") was incorporated, under the laws of the State of Georgia on August 22, 1997, to operate as a unitary thrift holding company under the supervision of the Office of Thrift Supervision. ebank (the "Bank") began as a general banking business on August 17, 1998, as a wholly-owned subsidiary of the Parent Company. The consolidated financial statements include the accounts of the Parent Company and its wholly-owned subsidiary, the Bank, collectively known as the "Company." All significant intercompany accounts and transactions have been eliminated in consolidation.

NOTE 2 - SHARES USED IN COMPUTING NET LOSS PER SHARE

         Basic and diluted loss per share are based on 1,630,688 and 1,564,161 weighted average shares outstanding for the three and six months ended June 30, 2000, respectively. There were 218,026 potential common shares outstanding at June 30, 2000, related to common stock options. These shares were not included in the computation of the diluted loss per share amount because the Company was in a net loss position and, thus, any potential common shares were anti-dilutive.

NOTE 3 - NEW ACCOUNTING PRONOUNCEMENTS

ACCOUNTING PRONOUNCEMENT AFFECTING FUTURE PERIODS

         The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 133 (SFAS 133) "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 is effective for fiscal years beginning after June 15, 2000. Under SFAS 133, a company will recognize all free-standing derivative instruments in the statement of financial position as either assets or liabilities and will measure them at fair value. The difference between a derivative's previous carrying amount and its fair value shall be reported as a transition adjustment presented in net income or other comprehensive income, as appropriate, in a manner similar to the cumulative effect of a change in accounting principle. This statement also determines the accounting for the changes in fair value of a derivative, depending on the intended use of the derivative and resulting designation. The adoption of SFAS 133 is not expected to have a significant impact on the consolidated financial condition or results of operations of the Company.

NOTE 4 - ACCUMULATED OTHER COMPREHENSIVE LOSS

         Accumulated other comprehensive loss is as follows:

                                                      Unrealized
                                                      Gains (Losses)
                                                      On Securities
                                                      -------------

          Beginning balance - December 31, 1999       $     (1,650)
          Current - period change                         ( 50,850)
                                                      -------------
          Ending balance -  June 30, 2000             $   ( 52,500)
                                                      =============

NOTE 5 - INVESTMENT IN TALISMAN TECHNOLOGIES,  INC.

         On March 16, 2000, the Company entered into an exclusive 15-year license agreement with Talisman Technologies, Inc. ("Talisman") an affiliate of Talisman Entertainment, Inc., to use its Internet ATM technology in its installation and operation of ATMs within the United States, and granted Talisman a 15-year license to use its banking knowledge and know-how, trademarks, business plans, and marketing materials outside the United States. As consideration for these licenses, the Company issued 161,438 shares of its common stock to Talisman, which represented 9.9% of its common stock on the closing date, and was committed to issue additional shares to maintain Talisman's 9.9% interest if certain events occur. In return, Talisman issued the Company 9.9% of the then outstanding shares of its common stock on a fully diluted basis. In addition, the Company agreed to enter into an outsourcing agreement with Talisman within 180 days after the closing, pursuant to which Talisman will provide our core data processing services.

         On July 14, 2000, the Company and Talisman agreed not to proceed with an outsourcing agreement and, pursuant to the terms of the agreement, the entire transaction between the parties, including the license transfers and share issuances, was rescinded. As a result, the 161,438 shares of common stock issued to Talisman have been redeemed, the licenses granted to Talisman and the Company have been cancelled, and the related agreements have been terminated.

NOTE 6 - EVENT SUBSEQUENT TO JUNE 30, 2000

         On August 8, 2000, the Company entered into a $2,500,000 loan agreement with a nonaffiliated financial institution. Proceeds from the loan will be used by the Company to repay amounts payable to its bank subsidiary. The loan matures on July 31, 2001 and has an annual interest rate of the lender's prime rate less 0.50%. The loan is collateralized by a pledge of 100% of the outstanding common stock of the bank subsidiary owned by the Company and by guarantees provided by the directors, the former Chairman of the Board of Directors, and the President of the Company. The loan provides that additional collateral will be provided to the lender if the book value of the Bank stock pledged is less than $6,000,000. The Company must also maintain certain financial ratios, primarily related to capital adequacy.

   NOTE 7 - SUPPLEMENTAL CONSOLIDATING BALANCE SHEETS AND STATEMENTS OF LOSS

                                 EBANK.COM, INC.
                           CONSOLIDATING BALANCE SHEET
                       FOR THE PERIOD ENDING JUNE 30, 2000
                                   (UNAUDITED)

                                                                 EBANK.COM, INC.        ELIMINATIONS          CONSOLIDATED
                                               EBANK             HOLDING COMPANY                              EBANK.COM, INC.
                                           --------------      ---------------------    --------------     -------------------
ASSETS
  CASH AND DUE FROM BANKS                     $1,978,010                   $193,779                $0              $2,171,789

  FEDERAL FUNDS SOLD                           9,200,000                     20,000                 0               9,220,000

  OTHER INVESTMENTS                               65,553                    763,432                 0                 828,985

  LOANS RECEIVABLE
    (NET OF ALLOWANCE FOR LOAN LOSSES)        54,118,321                    102,109                 0              54,220,430

  PREMISES AND EQUIPMENT
    (NET OF ACCUMULATED DEPRECIATION)            802,855                  1,444,000                 0               2,246,855

  INVESTMENT IN SUBSIDIARY                             0                  6,668,519       (6,668,519)                       0

  INTEREST RECEIVABLE                            467,418                      5,557                 0                 472,975

  OTHER ASSETS                                 2,693,239                    141,012       (2,566,058)                 268,193
                                          --------------      ---------------------    --------------     -------------------

                             TOTAL ASSETS     69,325,396                  9,338,408       (9,234,577)              69,429,227
                                              ==========                  =========       ===========              ==========
LIABILITIES

  DEPOSITS                                    62,306,579                          0                 0              62,306,579

  ACCRUED INTEREST PAYABLE                       130,839                          0                 0                 130,839

  PAYABLE TO EBANK                                     0                  2,566,058       (2,566,058)                       0


  OTHER LIABILITIES                              219,459                    610,936                 0                 830,395
                                           --------------      ---------------------    --------------     -------------------

                        TOTAL LIABILITIES     62,656,877                  3,176,994       (2,566,058)              63,267,813

SHAREHOLDERS' EQUITY

  COMMON STOCK                                     8,500                     16,307           (8,500)                  16,307

  SURPLUS                                      8,491,500                 14,386,390       (8,491,500)              14,386,390

  ACCUMULATED DEFICIT                        (1,831,481)                (8,188,783)         1,831,481             (8,188,783)

  ACCUMULATED OTHER COMPREHENSIVE LOSS                 0                   (52,500)                 0                (52,500)
                                           --------------      ---------------------    --------------     -------------------

               TOTAL SHAREHOLDERS' EQUITY      6,668,519                  6,161,414       (6,668,519)               6,161,414

                    TOTAL LIABILITIES AND
                     SHAREHOLDERS' EQUITY     69,325,396                  9,338,408       (9,234,577)              69,429,227
                                              ==========                  =========       ===========              ==========





                                 EBANK.COM, INC.
                         CONSOLIDATING STATEMENT OF LOSS
                       FOR SIX MONTHS ENDED JUNE 30, 2000
                                   (UNAUDITED)

                                                                 EBANK.COM, INC.                             CONSOLIDATED
                                               EBANK             HOLDING COMPANY          ELIMINATIONS       EBANK.COM,INC

                                            -------------      ---------------------     ---------------    ------------------
INCOME
INTEREST INCOME                               $2,611,221                    $21,872                  $0           $2,633,093
                                            -------------      ---------------------     ---------------   ------------------

                     TOTAL INTEREST INCOME     2,611,221                     21,872                   0            2,633,093

INTEREST EXPENSE                               1,280,962                          0                   0            1,280,962
                                            -------------      ---------------------     ---------------   ------------------

                    TOTAL INTEREST EXPENSE     1,280,962                          0                   0            1,280,962

                       NET INTEREST INCOME     1,330,259                     21,872                   0            1,352,131

           PROVISION FOR LOAN LOSS RESERVE       114,000                          0                   0              114,000
                                            -------------      ---------------------     ---------------   ------------------

       NET INTEREST INCOME AFTER PROVISION     1,216,259                     21,872                   0            1,238,131

OTHER INCOME                                      36,935                     11,271                   0               48,206
                                            -------------      ---------------------     ---------------   ------------------

                        TOTAL OTHER INCOME        36,935                     11,271                   0               48,206


OTHER EXPENSE

   SALARIES AND OTHER COMPENSATION               717,577                    719,008                   0            1,436,585

   EMPLOYEE BENEFITS                             155,336                    256,836                   0              412,172

   NET OCCUPANCY AND EQUIPMENT                   246,102                    361,184                   0              607,286

   PROFESSIONAL AND OTHER OUTSIDE
   SERVICES                                      304,977                  2,656,923                   0            2,961,900

    OTHER                                        130,022                    133,684                   0              263,706
                                            -------------      ---------------------     ---------------   ------------------

                  TOTAL OPERATING EXPENSES     1,554,014                   4,127,635                  0            5,681,649

                LOSS FROM SUBSIDIARY-EBANK             0                   (300,820)             300,820                   0

                         LOSS BEFORE TAXES      (300,820)                (4,395,312)             300,820          (4,395,312)

INCOME TAXES BENEFIT                                   0                          0                   0                    0
                                            -------------      ---------------------     ---------------   ------------------

                                  NET LOSS      (300,820)                (4,395,312)             300,820          (4,395,312)
                                            =============      =====================     ===============   ==================

